                         SECURITIES EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               File No. 005-56295

              -----------------------------------------------------

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                                Amendment No. 10

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13d-1(a) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(a)


                          The Goldman Sachs Group, Inc.
                              ---------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share

                           ---------------------------
                         (Title of Class of Securities)

                                   38141G 10 4
                              ---------------------
                                 (CUSIP Number)

                                 Gregory K. Palm
                                 James B. McHugh
                          The Goldman Sachs Group, Inc.
                                 85 Broad Street
                            New York, New York 10004
                            Telephone: (212) 902-1000
                              --------------------
          (Name, Address and Telephone Number of Persons Authorized to
                       Receive Notices and Communications)

                                October 31, 2000
                              --------------------
             (Date of Event which Requires Filing of this Statement)


     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

                         (Continued on following pages)

CUSIP NO. 38141G 10 4                        13D

1.   NAMES OF REPORTING PERSONS: Each of the persons identified on Appendix A.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

     As to a group consisting solely of Covered Persons(1)                             (a)      [x]

     As to a group consisting of persons other than Covered Persons                    (b)      [x]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS: OO as to Covered Shares(1), OO and PF as to Uncovered
     Shares(2) (Applies to each person listed on Appendix A.)

5.   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM                  [ ]
     2(d) OR 2(e) (Applies to each person listed on Appendix A.)

6. CITIZENSHIP OR PLACE OF ORGANIZATION United States unless otherwise indicated on Appendix A.

                  NUMBER OF         7.      SOLE VOTING POWER (See Item 6) As to
                   SHARES                   Covered Shares, 0 As to Uncovered
                BENEFICIALLY                Shares, as stated in Appendix A
                  OWNED BY
                  REPORTING         8.      SHARED VOTING POWER (See Item 6)
                   PERSON                   (Applies to each person listed on
                    WITH                    Appendix A.)
                                            278,447,000 Covered Shares held by
                                            Covered Persons
                                            6,476 Uncovered Shares held by
                                            Covered Persons(3)
                                            1,420,105 Other Uncovered Shares
                                            held by Covered Persons(4)
                                            10,987,710 shares held by KAA(5)
                                            16,243,610 shares held by SBCM(5)

                                    9.      SOLE DISPOSITIVE POWER (See Item 6)
                                            As to Covered Shares, less than 1%
                                            As to Uncovered Shares, as stated in
                                            Appendix A

                                    10.     SHARED DISPOSITIVE POWER (See Item 6):
                                            As to Covered Shares, 0
                                            As to Uncovered Shares, as stated in
                                            Appendix A

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                               279,873,581(6)

12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                      [x](6)
     (Applies to each person listed on Appendix A.)

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                                         57.7%(6)

14. TYPE OF REPORTING PERSON: OO as to persons listed in Appendix A under the caption "Trusts"; PN as to persons listed in Appendix A under the caption
     "Partnerships"; CO as to persons listed in Appendix A under the caption
     "Corporations"; IN as to all other persons listed in Appendix A.

------------------

(1)  For a definition of this term, please see Item 2.

(2)  For a definition of this term, please see Item 3.

(3) These are Uncovered Shares also described in Row 7 which each Covered Person is deemed to beneficially own by application of Rule 13d-5(b)(1), but do not include the Uncovered Shares described in note 4. Each Covered Person disclaims beneficial ownership of Uncovered Shares held by each other Covered Person.

(4) These are Uncovered Shares held by 88 private charitable foundations established by 88 Covered Persons each of whom is a co-trustee of one or more of such private charitable foundations and may be deemed to beneficially own such Uncovered Shares. Each other Covered Person may be deemed to beneficially own such Uncovered Shares by application of Rule 13d-5(b)(1). Each such Covered Person disclaims beneficial ownership of such Uncovered Shares, and each other Covered Person also disclaims beneficial ownership of such Uncovered Shares.

(5) For a definition of this term, please see Item 2. The Covered Persons may be deemed to be members of a "group" with KAA and SBCM. Each Covered Person disclaims beneficial ownership of shares of Common Stock held by KAA and SBCM.

(6) Excludes 10,987,710 and 16,243,610 shares of Common Stock held by KAA and SBCM, respectively, as to which each Covered Person disclaims beneficial ownership.

                                                                      APPENDIX A

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Bradley I. Abelow                                             0             0             0               0
Peter C. Aberg                                                0             0             0               0
Paul M. Achleitner                        Austria             0             0             0               0
Alberto F. Ades                          Argentina            0             0             0               0
Gregory A. Agran                                              0             0             0               0
Raanan A. Agus                                                0             0             0               0
Jonathan R. Aisbitt                         UK                0             0             0               0
Elliot M. Alchek                                              0             0             0               0
Andrew M. Alper                                               0             0             0               0
Philippe J. Altuzarra                     France              0             0             0               0
Rebecca Amitai                                                0             0             0               0
Lay Pheng Ang                            Singapore            0             0             0               0
Michael Appleby                                               0             0             0               0
Kazutaka P. Arai                     North Korea/             0             0             0               0
                                     South Korea
David M. Atkinson                           UK                0             0             0               0
Mitchel J. August                                             0             0             0               0
Armen A. Avanessians                                          0             0             0               0
Dean C. Backer                                                0             0             0               0
Michiel J. Bakker                     The Netherlands         0             0             0               0
Stephen D. Balsamo                                          100             0           100               0
Mark E. Bamford                                               0             0             0               0
John S. Barakat                                               0             0             0               0
Barbara J. Basser-Bigio                                       0             0             0               0
Carl-Georg Bauer-Schlichtegroll           Germany             0             0             0               0
David Baum                                                    0             0             0               0
Patrick Y. Baune                          France              0             0             0               0
Robert A. Beckwitt                                            0             0             0               0
Jonathan A. Beinner                                           0             0             0               0
Ron E. Beller                                                 0             0             0               0
Tarek M. Ben Halim                     Saudi Arabia           0             0             0               0
Kenneth Berents                                               0             0             0               0
Milton R. Berlinski                   The Netherlands         0             0             0               0
Andrew S. Berman                                              0             0             0               0
Frances R. Bermanzohn                                         0             0             0               0
Stuart N. Bernstein                                           0             0             0               0
Robert A. Berry                             UK                0             0             0               0
Jean-Luc Biamonti                         Monaco              0             0             0               0
James J. Birch                              UK                0             0             0               0
Lloyd C. Blankfein                                            0             0             0               0
David W. Blood                                                0             0             0               0
Randall A. Blumenthal                                         0             0             0               0
David R. Boles                                                0             0             0               0
Antonio Borges                           Portugal             0             0             0               0
Alison L. Bott                              UK                0             0             0               0
Charles W.A. Bott                           UK                0             0             0               0
Patrick C. Boyle                                              0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Charles C. Bradford III                                       0             0             0               0
Benjamin S. Bram                                              0             0             0               0
Thomas C. Brasco                                              0             0             0               0
Daniel G. Brennan                                             0             0             0               0
Peter L. Briger, Jr.                                          0             0             0               0
Craig W. Broderick                                            0             0             0               0
Richard J. Bronks                           UK                0             0             0               0
Edward A. Brout                                               0             0             0               0
Charles K. Brown                            UK                0             0             0               0
James K. Brown                                                0             0             0               0
Peter D. Brundage                                             0             0             0               0
Sholom Bryski                                                 0             0             0               0
John J. Bu                                                    0             0             0               0
Lawrence R. Buchalter                                         0             0             0               0
Mark J. Buisseret                           UK                0             0             0               0
Steven M. Bunson                                              0             0             0               0
Timothy B. Bunting                          UK                0             0             0               0
Andrew J. Burke-Smith                     Canada              0             0             0               0
Calvert C. Burkhart                                           0             0             0               0
Michael S. Burton                           UK                0             0             0               0
George H. Butcher III                                         0             0             0               0
Mary D. Byron                                                 0             0             0               0
Andrew Cader                                                  0             0             0               0
Lawrence V. Calcano                                           0             0             0               0
Elizabeth V. Camp                                             0             0             0               0
John D. Campbell                                              0             0             0               0
Laurie G. Campbell                        Canada              0             0             0               0
Richard M. Campbell-Breeden                 UK                0             0             0               0
Carmine C. Capossela                                          0             0             0               0
Mark M. Carhart                                               0             0             0               0
Anthony H. Carpet                                             0             0             0               0
Michael J. Carr                                               0             0             0               0
Christopher J. Carrera                                        0             0             0               0
Virginia E. Carter                                            0             0             0               0
Calvin R. Carver, Jr.                                         0             0             0               0
Mary Ann Casati                                               0             0             0               0
Chris Casciato                                                0             0             0               0
Mark A. Castellano                                            0             0             0               0
Douglas W. Caterfino                                          0             0             0               0
Michael J. Certo                                              0             0             0               0
Varkki P. Chacko                         USA/India            0             0             0               0
David K. Chang                            Taiwan              0             0             0               0
Thomas P. Chang                                               0             0             0               0
Sacha A. Chiaramonte                      Germany             0             0             0               0
Andrew A. Chisholm                        Canada              0             0             0               0
Robert J. Christie                                            0             0             0               0
Todd J. Christie                                              0             0             0               0
Peter T. Cirenza                                              0             0             0               0
Kent A. Clark                             Canada              0             0             0               0
Maura J. Clark                            Canada              0             0             0               0
Zachariah Cobrinik                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Abby Joseph Cohen                                             0             0             0               0
Lawrence A. Cohen                                            200            0            200              0
Lawrence H. Cohen                                             0             0             0               0
Marc I. Cohen                                                 0             0             0               0
Gary D. Cohn                                                  0             0             0               0
Christopher A. Cole                                           0             0             0               0
Timothy J. Cole                                               0             0             0               0
Laura C. Conigliaro                                           0             0             0               0
Liam Connell                                                  0             0             0               0
Thomas G. Connolly                      Ireland/USA           0             0             0               0
Frank T. Connor                                               0             0             0               0
Donna L. Conti                                                0             0             0               0
Karen R. Cook                               UK                0             0             0               0
Edith W. Cooper                                               0             0             0               0
Philip A. Cooper                                              0             0             0               0
Carlos A. Cordeiro                                            0             0             0               0
Henry Cornell                                                 0             0             0               0
E. Gerald Corrigan                                            0             0             0               0
Jon S. Corzine                                                0             0             0               0
Claudio Costamagna                         Italy              0             0             0               0
James A. Coufos                                               0             0             0               0
Frank L. Coulson, Jr.                                         0             0             0               0
Kenneth Courtis                                               0             0             0               0
Randolph L. Cowen                                             0             0             0               0
Neil D. Crowder                                               0             0             0               0
Eduardo A. Cruz                                               0             0             0               0
John P. Curtin, Jr.                                           0             0             0               0
John W. Curtis                                                0             0             0               0
Stephen C. Daffron                                            0             0             0               0
John S. Daly                              Ireland             0             0             0               0
Philip M. Darivoff                                            0             0             0               0
Matthew S. Darnall                                            0             0             0               0
Timothy D. Dattels                        Canada              0             0             0               0
Gavyn Davies                                UK                0             0             0               0
Michael H. Davis                                              0             0             0               0
Michael G. De Lathauwer                   Belgium             0             0             0               0
David A. Dechman                                              0             0             0               0
Mark Dehnert                                                  0             0             0               0
Paul C. Deighton                            UK                0             0             0               0
James Del Favero                         Australia            0             0             0               0
Juan A. Del Rivero                         Spain              0             0             0               0
Robert V. Delaney, Jr.                                        0             0             0               0
Joseph Della Rosa                                             0             0             0               0
Emanuel Derman                                                0             0             0               0
Neil V. DeSena                                                0             0             0               0
Martin R. Devenish                          UK                0             0             0               0
Andrew C. Devenport                         UK                0             0             0               0
Stephen D. Dias                             UK                0             0             0               0
Armando A. Diaz                                               0             0             0               0
Alexander C. Dibelius                     Germany             0             0             0               0
Stephen J. DiLascio                                           0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Paul M. DiNardo                                               0             0             0               0
Simon P. Dingemans                          UK                0             0             0               0
Sandra D'Italia                                               0             0             0               0
Michele I. Docharty                                           0             0             0               0
Paula A. Dominick                                             0             0             0               0
Noel B. Donohoe                           Ireland             0             0             0               0
Jana Hale Doty                                                0             0             0               0
Robert G. Doumar, Jr.                                         0             0             0               0
Thomas M. Dowling                                             0             0             0               0
John O. Downing                                               0             0             0               0
Gerard Dreyer                                                 0             0             0               0
Michael B. Dubno                                              0             0             0               0
Connie K. Duckworth                                           0             0             0               0
William C. Dudley                                             0             0             0               0
Brian J. Duffy                                                0             0             0               0
Matthieu B. Duncan                                            0             0             0               0
C. Steven Duncker                                             0             0             0               0
Karlo J. Duvnjak                          Canada              0             0             0               0
Jay S. Dweck                                                  0             0             0               0
Gordon E. Dyal                                                0             0             0               0
Isabelle Ealet                            France              0             0             0               0
Glenn P. Earle                              UK                0             0             0               0
Seaborn S. Eastland                                           0             0             0               0
Paul S. Efron                                                 0             0             0               0
Herbert E. Ehlers                                             0             0             0               0
Alexander S. Ehrlich                                          0             0             0               0
John E. Eisenberg                                             0             0             0               0
Gary L. Eisenreich                                            0             0             0               0
Edward K. Eisler                          Austria             0             0             0               0
Jason H. Ekaireb                            UK                0             0             0               0
Glenn D. Engel                                                0             0             0               0
Davide G. Erro                             Italy              0             0             0               0
Michael P. Esposito                                           0             0             0               0
George C. Estey                           Canada              0             0             0               0
Mark D. Ettenger                                              0             0             0               0
Bruce J. Evans                                                0             0             0               0
J. Michael Evans                          Canada              0             0             0               0
W. Mark Evans                             Canada              0             0             0               0
Charles P. Eve                              UK                0             0             0               0
Brian F. Farr                                                 0             0             0               0
Elizabeth C. Fascitelli                                       0             0             0               0
Jeffrey F. Fastov                                             0             0             0               0
Pieter Maarten Feenstra               The Netherlands         0             0             0               0
Steven M. Feldman                                             0             0             0               0
Laurie R. Ferber                                              0             0             0               0
Robert P. Fisher, Jr.                                         0             0             0               0
Lawton W. Fitt                                                0             0             0               0
Stephen C. Fitzgerald                    Australia            0             0             0               0
Thomas M. Fitzgerald III                                      0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Daniel M. Fitzpatrick                                         0             0             0               0
James A. Fitzpatrick                                          0             0             0               0
David N. Fleischer                                            0             0             0               0
David B. Ford                                                 0             0             0               0
Edward C. Forst                                               0             0             0               0
George B. Foussianes                                          0             0             0               0
Oliver L. Frankel                                             0             0             0               0
Randy W. Frankel                                              0             0             0               0
Matthew T. Fremont-Smith                                      0             0             0               0
Christopher G. French                       UK                0             0             0               0
Richard A. Friedman                                           0             0             0               0
Matthias K. Frisch                      Switzerland           0             0             0               0
C. Douglas Fuge                                               0             0             0               0
Shirley Fung                                UK                0             0             0               0
Joseph D. Gatto                                               0             0             0               0
Emmanuel Gavaudan                         France              0             0             0               0
Nicholas J. Gaynor                          UK                0             0             0               0
Eduardo B. Gentil                                             0             0             0               0
Peter C. Gerhard                                              0             0             0               0
Nomi P. Ghez                            Israel/USA            0             0             0               0
Scott A. Gieselman                                            0             0             0               0
H. John Gilbertson, Jr.                                       0             0             0               0
Joseph H. Gleberman                                           0             0             0               0
Richard J. Gnodde                      Ireland/South          0             0             0               0
                                          Africa
Charles G. Goetz                                              0             0             0               0
Jeffrey B. Goldenberg                                         0         2,860(7)          0           2,860(7)
Jacob D. Goldfield                                            0             0             0               0
Gary F. Goldring                                              0             0             0               0
James S. Golob                                                0             0             0               0
Amy O. Goodfriend                                             0             0             0               0
Jay S. Goodgold                                               0             0             0               0
Andrew M. Gordon                                              0             0             0               0
Anthony J. Gordon                                             0             0             0               0
Robert D. Gottlieb                                            0             0             0               0
Frank J. Governali                                            0             0             0               0
Lorenzo Grabau                             Italy              0             0             0               0
Geoffrey T. Grant                                             0             0             0               0
William M. Grathwohl                                          0             0             0               0
Thomas J. Gravina                                           200             0           200               0
David J. Greenwald                                            0             0             0               0
Louis S. Greig                              UK                0             0             0               0
Peter W. Grieve                                               0             0             0               0
Christopher Grigg                           UK                0             0             0               0
Douglas C. Grip                                               0             0             0               0
Eric P. Grubman                                               0             0             0               0
Celeste A. Guth                                               0             0             0               0

------------------
(7) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Edward S. Gutman                                              0             0             0               0
Joseph D. Gutman                                              0             0             0               0
Erol Hakanoglu                            Turkey              0             0             0               0
Roger C. Harper                                               0             0             0               0
Charles T. Harris III                                         0             0             0               0
Robert S. Harrison                                            0             0             0               0
Shelley A. Hartman                                            0             0             0               0
Paul R. Harvey                                                0             0             0               0
Arthur J. Hass                                                0             0             0               0
Nobumichi Hattori                          Japan              0             0             0               0
Stephen J. Hay                              UK                0             0             0               0
Walter H. Haydock                                             0             0             0               0
Isabelle Hayen                            Belgium             0             0             0               0
Keith L. Hayes                              UK                0             0             0               0
Thomas J. Healey                                              0             0             0               0
John P. Heanue                                                0             0             0               0
Robert C. Heathcote                         UK                0             0             0               0
Sylvain M. Hefes                          France              0             0             0               0
David B. Heller                                               0             0             0               0
Steven M. Heller                                              0             0             0               0
R. Douglas Henderson                                          0             0             0               0
David L. Henle                                                0             0             0               0
Mary C. Henry                                                 0             0             0               0
Raimund W. Herden                         Germany             0             0             0               0
Carl H. Hewitt                                                0          1000(8)          0            1000(8)
Bruce A. Heyman                                               0             0             0               0
Robert E. Higgins                                             0             0             0               0
Joanne M. Hill                                                0             0             0               0
M. Roch Hillenbrand                                           0             0             0               0
Maykin Ho                                                     0             0             0               0
Timothy E. Hodgson                        Canada              0             0             0               0
Jacquelyn M. Hoffman-Zehner               Canada              0             0             0               0
Richard R. Hogan                                              0             0             0               0
Christopher G. Hogg                   New Zealand/USA         0             0             0               0
Daniel E. Holland III                                         0             0             0               0
Teresa E. Holliday                                            0             0             0               0
Gregory T. Hoogkamp                                           0             0             0               0
Thomas J. Hopkins                                             0             0             0               0
Robert D. Hormats                                             0             0             0               0
Robert G. Hottensen, Jr.                                      0             0             0               0
Michael R. Housden                          UK                0             0             0               0
Paul J. Huchro                                                0             0             0               0
James A. Hudis                                                0             0             0               0
Terry P. Hughes                           Ireland             0             0             0               0
Bimaljit S. Hundal                          UK                0             0             0               0
Edith A. Hunt                                                 0             0             0               0
Susan J. Hunt                               UK                0             0             0               0

------------------
(8) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Fern Hurst                                                    0             0             0               0
Robert J. Hurst                                               0             0             0               0
Toni Infante                                                  0             0             0               0
Francis J. Ingrassia                                          0             0             0               0
Timothy J. Ingrassia                                          0             0             0               0
Masahiro Iwano                             Japan              0             0             0               0
Raymond J. Iwanowski                                          0             0             0               0
William L. Jacob III                                          0             0             0               0
Mark M. Jacobs                                                0             0             0               0
Richard I. Jaffee                                             0             0             0               0
Reuben Jeffery III                                            0             0             0               0
Stefan J. Jentzsch                        Germany             0             0             0               0
Dan H. Jester                                                 0             0             0               0
Daniel J. Jick                                                0             0             0               0
Robert H. Jolliffe                          UK                0             0             0               0
Andrew J. Jonas                                               0             0             0               0
Robert C. Jones                                               0             0             0               0
Chansoo Joung                                                 0             0             0               0
Andrew J. Kaiser                                              0             0             0               0
Fred J. Kambeitz                                              0             0             0               0
Ann F. Kaplan                                                21             0             21              0
Barry A. Kaplan                                               0             0             0               0
David A. Kaplan                                               0             0             0               0
Jason S. Kaplan                                               0             0             0               0
Robert S. Kaplan                                              0             0             0               0
Scott B. Kapnick                                              0             0             0               0
Erland S. Karlsson                        Sweden              0             0             0               0
James M. Karp                                                 0             0             0               0
Richard Katz                                                  0             0             0               0
Robert J. Katz                                                0             0             0               0
Sofia Katzap                                                  0             0             0               0
David K. Kaugher                                              0             0             0               0
Tetsuya Kawano                             Japan              0             0             0               0
R. Mark Keating                                               0             0             0               0
Peter R. Kellogg                                              0             0             0               0
John L. Kelly                                                 0             0             0               0
Kevin W. Kennedy                                              0             0             0               0
William J. Kenney                                             0             0             0               0
Thomas J. Kenny                                               0             0             0               0
Lawrence S. Keusch                                            0             0             0               0
Rustom N. Khandalavala                                        0             0             0               0
Peter A. Kiernan                           U.K.               0             0             0               0
Peter D. Kiernan III                                          0             0             0               0
James T. Kiernan, Jr.                                         0             0             0               0
Sun Bae Kim                               Canada              0             0             0               0
Douglas W. Kimmelman                                          0             0             0               0
Colin E. King                             Canada              0             0             0               0
Robert C. King, Jr.                                           0             0             0               0
Adrian P. Kingshott                         UK                0             0             0               0
Timothy M. Kingston                                           0             0             0               0
Lincoln Kinnicutt                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Ewan M. Kirk                                UK                0             0             0               0
Daniel H. Klebes II                                           0             0             0               0
Michael K. Klingher                                           0             0             0               0
Craig A. Kloner                                               0             0             0               0
Jonathan R. Knight                          UK                0             0             0               0
Bradford C. Koenig                                            0             0             0               0
Mark J. Kogan                                                 0             0             0               0
Stanley Kogelman                                              0             0             0               0
Jonathan L. Kolatch                                           0             0             0               0
Richard E. Kolman                                             0             0             0               0
Philip J. Kopp III                                            0             0             0               0
David J. Kostin                                               0             0             0               0
Koji Kotaka                                Japan              0             0             0               0
Peter S. Kraus                                                0            15(9)          0              15(9)
Lawrence Kutscher                                             0             0             0               0
Christoph M. Ladanyi                      Austria             0             0             0               0
Peggy A. Lamb                                                 0             0             0               0
David  G. Lambert                                             0             0             0               0
Thomas K. Lane                                                0             0             0               0
Bruce M. Larson                                               0             0             0               0
Thomas D. Lasersohn                                           0             0             0               0
Anthony D. Lauto                                              0             0             0               0
John J. Lauto                                                 0             0             0               0
Matthew Lavicka                                               0             0             0               0
David N. Lawrence                                             0             0             0               0
Peter Layton                                                  0             0             0               0
Susan R. Leadem                                               0             0             0               0
Andrew D. Learoyd                           UK                0             0             0               0
Chang-Ho J. Lee                       USA/South Korea         0             0             0               0
Donald C. Lee                                                 0             0             0               0
Kenneth H. M. Leet                                            0             0             0               0
Anthony J. Leitner                                            0             0             0               0
Paulo C. Leme                                                 0             0             0               0
Hughes B. Lepic                           France              0             0             0               0
Alan B. Levande                                               0             0             0               0
Stephen M. Levick                                             0             0             0               0
Ronald S. Levin                                               0             0             0               0
Jack Levy                                                     0             0             0               0
Thomas B. Lewis, Jr.                                          0             0             0               0
Mark E. Leydecker                                             0             0             0               0
Matthew G. L'Heureux                                          0             0             0               0
Gwen R. Libstag                                               0             0             0               0
Stephen C. Lichtenauer                                        0             0             0               0
Roger A. Liddell                            UK                0             0             0               0
Richard J. Lieb                                               0             0             0               0
Mitchell J. Lieberman                                         0             0             0               0
Syaru Shirley Lin                                             0             0             0               0

------------------
(9) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Josephine Linden                            UK                0             0             0               0
Lawrence H. Linden                                            0             0             0               0
Robert Litterman                                              0             0             0               0
Robert H. Litzenberger                                        0             0             0               0
David McD A. Livingstone                 Australia            0             0             0               0
Douglas F. Londal                                             0             0             0               0
Jacques M. Longerstaey                  USA/Belgium           0             0             0               0
Jonathan M. Lopatin                                           0             0             0               0
Francisco Lopez-Balboa                                        0             0             0               0
Victor M. Lopez-Balboa                                        0             0             0               0
Antigone Loudiadis                          UK                0             0             0               0
Robert W. Luckow                                              0             0             0               0
C. Richard Lucy                                               0             0             0               0
Michael C. Luethke                                            0             0             0               0
Kevin L. Lundeen                                              0             0             0               0
Michael R. Lynch                                              0             0             0               0
Shogo Maeda                                Japan              0             0             0               0
John A. Mahoney                                               0             0             0               0
Sean O. Mahoney                                               0             0             0               0
Russell E. Makowsky                                           0             0             0               0
Peter G. C. Mallinson                       UK                0             0             0               0
Kathleen M. Maloney                                           0             0             0               0
Charles G. R. Manby                         UK                0             0             0               0
Robert S. Mancini                                             0             0             0               0
Barry A. Mannis                                               0             0             0               0
Arthur S. Margulis, Jr.                                       0             0             0               0
Jorge O. Mariscal                         Mexico              0             0             0               0
Richard J. Markowitz                                          0             0             0               0
Ronald G. Marks                                               0             0             0               0
Robert J. Markwick                          UK                0             0             0               0
Nicolas I. Marovich                                           0             0             0               0
Eff W. Martin                                                 0             0             0               0
Jacques Martin                            Canada              0             0             0               0
John J. Masterson                                             0             0             0               0
David J. Mastrocola                                           0             0             0               0
Kathy M. Matsui                                               0             0             0               0
Tadanori Matsumura                         Japan              0             0             0               0
Heinz Thomas Mayer                        Germany             0             0             0               0
Thomas J. McAdam                                              0             0             0               0
Richard F. McArdle                                            0             0             0               0
Theresa E. McCabe                                             0             0             0               0
Joseph M. McConnell                                           0             0             0               0
Mark E. McGoldrick                                            0             0             0               0
Joseph P. McGrath, Jr.                                        0             0             0               0
Stephen J. McGuinness                                         0             0             0               0
John C. McIntire                                              0             0             0               0
John W. McMahon                                               0             0             0               0
Geraldine F. McManus                                          0             0             0               0
Richard P. McNeil                         Jamaica             0             0             0               0
Audrey A. McNiff                                              0             0             0               0
Anne Welsh McNulty                                            0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
John P. McNulty                                               0             0             0               0
E. Scott Mead                                                 0             0             0               0
David M. Meerschwam                   The Netherlands         0             0             0               0
Sanjeev K. Mehra                           India              0             0             0               0
Michael C. Melignano                                          0             0             0               0
Roberto Mendoza                                               0             0             0               0
Amos Meron                              USA/Israel            0             0             0               0
T. Willem Mesdag                                              0             0             0               0
Andrew L. Metcalfe                          UK                0             0             0               0
Michael R. Miele                                              0             0             0               0
Lowell J. Millar                                              0             0             0               0
Gunnar T. Miller                                              0             0             0               0
Kenneth A. Miller                                             0             0             0               0
Therese L. Miller                                             0             0             0               0
James E. Milligan                                             0             0             0               0
Eric M. Mindich                                               0             0             0               0
Peter A. Mindnich                                             0             0             0               0
John J. Minio                                                 0             0             0               0
Edward S. Misrahi                          Italy              0             0             0               0
Steven T. Mnuchin                                             0             0             0               0
Kurt C. Mobley                                                0             0             0               0
Masanori Mochida                           Japan              0             0             0               0
Karsten N. Moller                         Denmark             0             0             0               0
Thomas K. Montag                                              0             0             0               0
William C. Montgomery                                         0             0             0               0
Wayne L. Moore                                                0             0             0               0
Yukihiro Moroe                             Japan              0             0             0               0
Robert B. Morris III                                          0             0             0               0
Michael P. Mortara                                            0             0             0               0
Jennifer Moses                                                0             0             0               0
Jeffrey M. Moslow                                             0             0             0               0
Sharmin Mossavar-Rahmani                    UK                0             0             0               0
Gregory T. Mount                                              0             0             0               0
Ian Mukherjee                               UK                0             0             0               0
Edward A. Mule                                                0             0             0               0
Timothy R. Mullen                                             0             0             0               0
Eric D. Mullins                                               0             0             0               0
Donald J. Mulvihill                                           0             0             0               0
Patrick E. Mulvihill                      Ireland             0             0             0               0
Richard A. Murley                           UK                0             0             0               0
Philip D. Murphy                                             43             0             43              0
Raymond T. Murphy                                             0             0             0               0
Thomas S. Murphy, Jr.                                         0             0             0               0
Gaetano J. Muzio                                              0             0             0               0
Michiya Nagai                              Japan              0             0             0               0
Gabrielle U. Napolitano                                       0             0             0               0
Avi M. Nash                                                   0             0             0               0
Trevor P. Nash                              UK                0             0             0               0
Warwick M. Negus                         Australia            0             0             0               0
Daniel M. Neidich                                            22             0             22              0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Kipp M. Nelson                                                0             0             0               0
Robin Neustein                                                0             0             0               0
Duncan L. Niederauer                                          0             0             0               0
Susan M. Noble                              UK                0             0             0               0
Suok J. Noh                                                   0             0             0               0
Suzanne M. Nora Johnson                                       0             0             0               0
Christopher K. Norton                                         0             0             0               0
Michael E. Novogratz                                          0             0             0               0
Jay S. Nydick                                                 0             0             0               0
Katherine K. Oakley                                           0             0             0               0
Alok Oberoi                                India              0             0             0               0
David Ogens                                                   0             0             0               0
Jinsuk T. Oh                            South Korea           0             0             0               0
John C. O'Hara                                                0             0             0               0
Terence J. O'Neill                          UK                0             0             0               0
Timothy J. O'Neill                                            0             0             0               0
Richard T. Ong                           Malaysia             0             0             0               0
Ronald M. Ongaro                                              0             0             0               0
Donald C. Opatrny, Jr.                                        0             0             0               0
Daniel B. O'Rourke                                            0             0             0               0
Robert J. O'Shea                                              0             0             0               0
Joel D. Ospa                                                  0             0             0               0
Greg M. Ostroff                                               0             0             0               0
Terence M. O'Toole                                            0             0             0               0
Robert J. Pace                                                0             0             0               0
Robert N. Packer                                              0             0             0               0
Gregory K. Palm                                               0             0             0               0
Bryant F. Pantano                                             0             0             0               0
Mukesh K. Parekh                                              0             0             0               0
Geoffrey M. Parker                                            0             0             0               0
Melissa B. Patrusky                                           0             0             0               0
Henry M. Paulson, Jr.                                         0             0             0               0
William G. Peskoff                                            0             0             0               0
David B. Philip                                               0             0             0               0
Paul A. Phillips                                              0             0             0               0
Alberto M. Piedra, Jr.                                        0             0             0               0
Stephen R. Pierce                                             0             0             0               0
Philip J. Pifer                                               0             0             0               0
Scott M. Pinkus                                               0             0             0               0
Timothy C. Plaut                          Germany             0             0             0               0
Andrea Ponti                             Italy/USA            0             0             0               0
Ellen R. Porges                                               0             0             0               0
Wiet H. M. Pot                        The Netherlands         0             0             0               0
Michael J. Poulter                          UK                0             0             0               0
John J. Powers                                                0             0             0               0
Richard H. Powers                                             0             0             0               0
Michael A. Price                                              0             0             0               0
Scott Prince                                                  0             0             0               0
Nomi M. Prins                                                 0             0             0               0
Goran V. Puljic                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Alok Puri                                   UK                0             0             0               0
Kevin A. Quinn                                                0             0             0               0
Stephen D. Quinn                                              0             0             0               0
John J. Rafter                            Ireland             0             0             0               0
Jonathan Raleigh                                              0             0             0               0
Dioscoro-Roy I. Ramos                  Phillippines           0             0             0               0
Gregory G. Randolph                                           0             0             0               0
Charlotte P. Ransom                         UK                0             0             0               0
Michael G. Rantz                                              0             0             0               0
Joseph Ravitch                                                0             0             0               0
Girish V. Reddy                                               0             0             0               0
Arthur J. Reimers III                                         0             0             0               0
Anthony John Reizenstein                    UK                0             0             0               0
James P. Riley, Jr.                                           0             0             0               0
Kimberly E. Ritrievi                                          0             0             0               0
John S. Rizner                                                0             0             0               0
Simon M. Robertson                          UK                0             0             0               0
J. David Rogers                                               0             0             0               0
John F. W. Rogers                                             0             0             0               0
Emmanuel Roman                            France              0             0             0               0
Eileen P. Rominger                                            0             0             0               0
Pamela P. Root                                                0             0             0               0
Ralph F. Rosenberg                                            0             0             0               0
Jacob D. Rosengarten                                          0             0             0               0
Richard J. Rosenstein                                         0             0             0               0
Ivan Ross                                                     0             0             0               0
Stuart M. Rothenberg                                          0             0             0               0
Stuart R. Rubenstein                                          0             0             0               0
Michael S. Rubinoff                                           0             0             0               0
Ernest H. Ruehl, Jr.                                          0             0             0               0
Paul M. Russo                                                 0             0             0               0
Richard M. Ruzika                                             0             0             0               0
Jeri Lynn Ryan                                                0             0             0               0
John C. Ryan                                                  0             0             0               0
Michael D. Ryan                                               0             0             0               0
Katsunori Sago                             Japan              0             0             0               0
Pablo J. Salame                           Ecuador             0             0             0               0
Richard C. Salvadore                                          0             0             0               0
J. Michael Sanders                                            0             0             0               0
Allen Sangines-Krause                     Mexico              0             0             0               0
Richard A. Sapp                                               0             0             0               0
Joseph Sassoon                            Israel              0             0             0               0
Tsutomu Sato                               Japan             240            0            240              0
Muneer A. Satter                                              0             0             0               0
Jonathan S. Savitz                                            0             0             0               0
Peter Savitz                                                  0             0             0               0
Robert Schaefer                                               0             0             0               0
Paul S. Schapira                           Italy              0             0             0               0
P. Sheridan Schechner                                       1,000           0           1,000             0
Gary B. Schermerhorn                                          0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Mitchell I. Scherzer                      Canada              0             0             0               0
Peter Schiefer                            Germany             0             0             0               0
Howard B. Schiller                                            0             0             0               0
Norman R. Schlanger                                           0             0             0               0
Jeffrey W. Schroeder                                          0             0             0               0
Antoine Schwartz                          France              0             0             0               0
Eric S. Schwartz                                              0             0             0               0
Harvey M. Schwartz                                            0             0             0               0
Mark Schwartz                                                 0             0             0               0
Patrick P. Scire                                              0             0             0               0
Steven M. Scopellite                                          0             0             0               0
David J. Scudellari                                           0             0             0               0
Charles B. Seelig, Jr.                                        0             0             0               0
Karen D. Seitz                                                0             0             0               0
Randolph Sesson, Jr.                                          0             0             0               0
Steven M. Shafran                                             0             0             0               0
Richard S. Sharp                            UK                0             0             0               0
John P. Shaughnessy                                           0             0             0               0
Mary Beth Shea                                                0             0             0               0
Robert J. Shea, Jr.                                           0             0             0               0
James M. Sheridan                                             0             0             0               0
Richard G. Sherlund                                           0             0             0               0
Michael S. Sherwood                         UK                0             0             0               0
Michael H. Siegel                                             0             0             0               0
Harvey Silverman                                              0             0             0               0
Howard A. Silverstein                                         0             0             0               0
Richard P. Simon                                              0             0             0               0
Victor R. Simone, Jr.                                         0             0             0               0
Dinakar Singh                                                 0             0             0               0
Ravi M. Singh                                                 0             0             0               0
Ravi Sinha                               India/USA            0             0             0               0
Allen W. Sinsheimer                                           0             0             0               0
Edward M. Siskind                                             0             0             0               0
Christian J. Siva-Jothy                     UK                0             0             0               0
Mark F. Slaughter                                             0             0             0               0
Linda J. Slotnick                                             0             0             0               0
Cody J Smith                                                  0             0             0               0
Derek S. Smith                                                0             0             0               0
Michael M. Smith                                              0             0             0               0
Sarah E. Smith                              UK                0             0             0               0
Trevor A. Smith                             UK                0             0             0               0
Randolph C. Snook                                             0             0             0               0
Jonathan S. Sobel                                             0             0             0               0
David M. Solomon                                              0             0             0               0
Judah C. Sommer                                               0             0             0               0
Theodore T. Sotir                                             0             0             0               0
Daniel L. Sparks                                              0             0             0               0
Marc A. Spilker                                               0             0             0               0
Daniel W. Stanton                                             0             0             0               0
Steven R. Starker                                             0             0             0               0
Esta E. Stecher                                               0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Cathrine S. Steck                                             0             0             0               0
Fredric E. Steck                                              0             0             0               0
Robert K. Steel                                               0             0             0               0
Stuart L. Sternberg                                           0             0             0               0
Joseph P. Stevens                                             0             0             0               0
Raymond S. Stolz                                              0             0             0               0
Steven H. Strongin                                            0             0             0               0
Andrew J. Stuart                         Australia            0             0             0               0
Todd A. Stuart                                                0             0             0               0
Patrick Sullivan                                              0             0             0               0
Hsueh J. Sung                             Taiwan              0             0             0               0
George M. Suspanic                         Spain              0             0             0               0
Peter D. Sutherland S.C.                  Ireland             0             0             0               0
Andrew M. Swinburne                         UK                0             0             0               0
Gene T. Sykes                                                 0             0             0               0
Shahriar Tadjbakhsh                                           0             0             0               0
Ronald K. Tanemura                        UK/USA              0             0             0               0
John H. Taylor                                                0             0             0               0
Robert E. Taylor                                              0             0             0               0
Greg W. Tebbe                                                 0             0             0               0
Kiyotaka Teranishi                         Japan              0             0             0               0
Mark R. Tercek                                                0             0             0               0
Donald F. Textor                                              0             0             0               0
John A. Thain                                                 0             0             0               0
Alfred Thomas                                                 0             0             0               0
Darren S. Thompson                                            0             0             0               0
John L. Thornton                                              0             0             0               0
Rory T. Tobin                             Ireland             0             0             0               0
Daisuke Toki                               Japan              0             0             0               0
Gary S. Tolchin                                               0             0             0               0
Massimo Tononi                             Italy              0             0             0               0
Brian J. Toolan                                               0             0             0               0
John R. Tormondsen                                            0             0             0               0
Leslie C. Tortora                                             0             0             0               0
John L. Townsend III                                          0             0             0               0
Mark J. Tracey                              UK                0             0             0               0
Lawrence F. Trainor                                           0             0             0               0
Stephen S. Trevor                                             0             0             0               0
Byron D. Trott                                                0             0             0               0
Michael A. Troy                                               0             0             0               0
Donald J. Truesdale                                           0             0             0               0
Robert B. Tudor III                                           0             0             0               0
Thomas E. Tuft                                                0             0             0               0
John Tumilty                                UK                0             0             0               0
Barry S. Turkanis                                             0             0             0               0
Malcolm B. Turnbull                      Australia           554            0            554              0
Christopher H. Turner                                         0             0             0               0
Thomas B. Tyree, Jr.                                          0             0             0               0
Harkanwar Uberoi                           India              0             0             0               0
Kaysie P. Uniacke                                             0             0             0               0

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
John E. Urban                                                 0             0             0               0
Hugo H. Van Vredenburch               The Netherlands         0             0             0               0
Lee G. Vance                                                  0             0             0               0
Corrado P. Varoli                         Canada              0             0             0               0
George F. Varsam                                              0             0             0               0
John J. Vaske                                                 0             0             0               0
David A. Viniar                                               0             0             0               0
Barry S. Volpert                                              0             0             0               0
George H. Walker IV                                           0             0             0               0
Thomas B. Walker III                                          0             0             0               0
Berent A. Wallendahl                      Norway              0             0             0               0
David R. Walton                             UK                0             0             0               0
Hsueh-Ming Wang                                               0             0             0               0
Patrick J. Ward                                               0             0             0               0
Haruko Watanuki                            Japan              0             0             0               0
Edward F. Watts, Jr.                                          0           190(10)         0             190(10)
David M. Weil                                                 0             0             0               0
Frank Weinberg III                                            0             0             0               0
John S. Weinberg                                              0             0             0               0
Peter A. Weinberg                                             0             0             0               0
Helge Weiner-Trapness                     Sweden              0             0             0               0
Mark S. Weiss                                                 0             0             0               0
George W. Wellde, Jr.                                         0             0             0               0
Lance N. West                                                 0             0             0               0
Matthew Westerman                           UK                0             0             0               0
Peter Wheeler                               UK                0             0             0               0
Barbara A. White                                              0             0             0               0
A. Carver Wickman                                             0             0             0               0
Susan A. Willetts                                             0             0             0               0
Anthony G. Williams                         UK                0             0             0               0
Christopher G. Williams                     UK                0             0             0               0
Gary W. Williams                                              0             0             0               0
Thomas F. Williams                                            0             0             0               0
Todd A. Williams                                              0             0             0               0
John S. Willian                                               0             0             0               0
Kenneth W. Willman                                            0             0             0               0
Kevin D. Willsey                                              0             0             0               0
Andrew F. Wilson                        New Zealand           0             0             0               0
Kendrick R. Wilson III                                        0             0             0               0
Jon Winkelried                                                0             0             0               0
Steven J. Wisch                                               0             0             0               0
Michael S. Wishart                                            0             0             0               0
Richard E. Witten                                             0             0             0               0
William H. Wolf, Jr.                                          0             0             0               0
Tracy R. Wolstencroft                                         0             0             0               0
Zi Wang Xu                             Canada/China           0             0             0               0
                                           (PRC)
Richard A. Yacenda                                            0             0             0               0
Tetsufumi Yamakawa                         Japan              0             0             0               0

------------------
(10) Shared with family members.

                                                                          ITEM 8        ITEM 9
                                          ITEM 6           ITEM 7         SHARED         SOLE          ITEM 10
                                        CITIZENSHIP      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                      (UNITED STATES      POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Yasuyo Yamazaki                            Japan             11             0            11               0
Anne Yang                                                     0             0             0               0
Xiang-Dong Yang                         China (PRC)           0             0             0               0
Danny O. Yee                                                  0             0             0               0
Jaime E. Yordan                                               0             0             0               0
W. Thomas York, Jr.                                           0             0             0               0
Paul M. Young                                                 0             0             0               0
Richard M. Young                                              0             0             0               0
Bryant M. Yunker, Jr.                                         0             0             0               0
Michael J. Zamkow                                             0            20(11)         0              20(11)
Paolo Zannoni                              Italy              0             0             0               0
Yoel Zaoui                                France              0             0             0               0
Gregory H. Zehner                                             0             0             0               0
Jide J. Zeitlin                                               0             0             0               0
Alphonse Zenna                                                0             0             0               0
Joan H. Zief                                                  0             0             0               0
Joseph R. Zimmel                                              0             0             0               0
James P. Ziperski                                             0             0             0               0
Barry L. Zubrow                                               0             0             0               0
Mark A. Zurack                                                0             0             0               0

Shares held by 88 private                   N/A               0         1,420,105         0         1,420,105
charitable foundations established
by 88 Covered Persons each of whom
is a co-trustee of one or more of
such private charitable
foundations(12)

------------------
(11) Shared with family members.

(12) Each Covered Person disclaims beneficial ownership of all such shares of Common Stock.

                                                                          ITEM 8        ITEM 9
                                         PLACE OF          ITEM 7         SHARED         SOLE          ITEM 10
                                       ORGANIZATION      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                        (NEW YORK         POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
TRUSTS

120 Broadway Partners                   New Jersey               0             0             0              0
2000 Carlos A. Cordeiro Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Danny O. Yee Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Douglas W. Kimmelman Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Girish V. Reddy Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 James M. Sheridan Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 John A. Thain Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Kipp M. Nelson Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Mary Ann Casati Grantor Retained
    Annuity Trust                                                0             0             0              0
2000 Michael E. Novogratz Grantor
    Retained Annuity Trust                                       0             0             0              0
2000 Scott S. Prince Grantor Retained
    Annuity Trust                                                0             0             0              0
The Abby Joseph Cohen 2000 Annuity
    Trust I                                                      0             0             0              0
The Abby Joseph Cohen 2000 Family
    Trust                                                        0             0             0              0
A.C. Trust                                                       0             0             0              0
The Adina R. Lopatin 2000 Trust                                  0             0             0              0
The Alexander H. Witten 2000 Trust                               0             0             0              0
The Alexander I. Berlinski 2000 Trust                            0             0             0              0
The Alexander Litzenberger 2000
    Grantor Retained Annuity Trust                               0             0             0              0
The Alexander Litzenberger Remainder
    Trust                                                        0             0             0              0
The Alexandra D. Steel 2000 Trust                                0             0             0              0
The Alexis Blood 2000 Trust                                      0             0             0              0
The Alyssa Blood 2000 Trust                                      0             0             0              0
The Amanda Liann Mead 2000 Trust                                 0             0             0              0
Anahue Trust                                  Jersey             0             0             0              0
Andrew L. Fippinger-Millennium Trust                             0             0             0              0
The Andrew M Alper 2000 Annuity Trust I                          0             0             0              0

                                              ITEM 6                          ITEM 8        ITEM 9
                                             PLACE OF          ITEM 7         SHARED         SOLE          ITEM 10
                                           ORGANIZATION      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                            (NEW YORK         POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------              ----------         ------         ------        ------     ----------------
The Andrew M. Gordon 2000
    Family Trust                                                   0             0             0              0
Ann F. Kaplan Two Year Trust Dated
    June 2000                                                      0             0             0              0
The Anne R. Witten 2000 Trust                                      0             0             0              0
The Anne Sullivan Wellde 2000 Trust                                0             0             0              0
The Anthony D. Lauto 2000 Annuity
    Trust I                                                        0             0             0              0
The Anthony D. Lauto 2000 Family Trust                             0             0             0              0
The Arthur J. Reimers, III Defective
    Trust 2000                               Connecticut           0             0             0              0
Arthur J. Reimers, III Grantor
    Retained Annuity Trust 2000              Connecticut           0             0             0              0
The Avi M. Nash 2000 Annuity Trust I                               0             0             0              0
The Avi M. Nash 2000 Family Trust                                  0             0             0              0
The Bari Marissa Schwartz 2000 Trust                               0             0             0              0
Barry A. Kaplan 2000 Family Trust                                  0             0             0              0
Barry A. Kaplan 2000 GRAT                                          0             0             0              0
The Barry L. Zubrow 2000 Annuity
    Trust I                                                        0             0             0              0
The Barry L. Zubrow 2000 Family Trust                              0             0             0              0
The Benjamin H. Sherlund 2000 Trust                                0             0             0              0
The Benjamin Kraus 2000 Trust                                      0             0             0              0
The Bradley Abelow Family 2000 Trust                               0             0             0              0
The Caceres Novogratz Family Trust                                 0             0             0              0
The Carlos A. Cordeiro Trust                                       0             0             0              0
The Charlotte Steel 2000 Trust                                     0             0             0              0
The Charlotte Textor 2000 Trust                                    0             0             0              0
The Christopher A. Cole 2000 Annuity
    Trust I                                                        0             0             0              0
The Christopher A. Cole 2000 Family
    Trust                                                          0             0             0              0
The Christopher K. Norton 2000 Family
    Trust                                                          0             0             0              0
The Christopher Palmisano 2000
    Grantor Retained Annuity Trust                                 0             0             0              0
The Christopher Palmisano Remainder
    Trust                                                          0             0             0              0
The Christopher Ryan Tortora 2000
    Trust                                                          0             0             0              0

                                              ITEM 6                          ITEM 8        ITEM 9
                                             PLACE OF          ITEM 7         SHARED         SOLE          ITEM 10
                                           ORGANIZATION      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                            (NEW YORK         POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                     UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS              INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------              ----------         ------         ------        ------     ----------------
The Cody J Smith 2000 Annuity
    Trust I                                                       0             0             0                 0
The Cody J Smith 2000 Family Trust                                0             0             0                 0
The Connie K. Duckworth 2000 Annuity
    Trust I                                                       0             0             0                 0
The Connie K. Duckworth 2000 Family
    Trust                                                         0             0             0                 0
The Constance A. Haydock 2000 Trust                               0             0             0                 0
The Daniel Alexander Schwartz 2000
    Trust                                                         0             0             0                 0
The Daniel M. Neidich 2000 Annuity
    Trust I                                                       0             0             0                 0
The Daniel W. Stanton 2000 Annuity
    Trust I                                                       0             0             0                 0
The Daniel W. Stanton, II 2000 Trust                              0             0             0                 0
The Danny O. Yee Trust                                            0             0             0                 0
The David B. Ford 2000 Annuity Trust
    DTD as of 6/16/2000                        Pennsylvania       0             0             0                 0
The David B. Heller 2000 Annuity
    Trust I                                                       0             0             0                 0
The David B. Heller 2000 Family Trust                             0             0             0                 0
The David G. Lambert 2000 Annuity
    Trust I                                                       0             0             0                 0
The David G. Lambert 2000 Family Trust                            0             0             0                 0
The David L. Henle 2000 Annuity Trust I                           0             0             0                 0
The David L. Henle 2000 Family Trust                              0             0             0                 0
The David M. Baum Family 2000 Trust             New Jersey        0             0             0                 0
The David Viniar 2000 Annuity Trust I                             0             0             0                 0
The David W. Blood 2000 Annuity Trust I                           0             0             0                 0
The Donald F. Textor 2000 Annuity
    Trust I                                                       0             0             0                 0
The Douglas W. Kimmelman Trust                                    0             0             0                 0
The Eaddy Adele Kiernan 2000 Trust                                0             0             0                 0
The Edward C. Forst 2000 Annuity
    Trust I                                                       0             0             0                 0
The Edward C. Forst 2000 Family Trust                             0             0             0                 0
The Edward Scott Mead 2000 Annuity
    Trust I                                                       0             0             0                 0
Eff Warren Martin 2000 Childrens Trust          California        0             0             0                 0

                                          ITEM 6                          ITEM 8        ITEM 9
                                        PLACE OF           ITEM 7         SHARED         SOLE          ITEM 10
                                       ORGANIZATION      SOLE VOTING      VOTING     DISPOSITIVE        SHARED
                                        (NEW YORK         POWER OF       POWER OF      POWER OF      DISPOSITIVE
              ITEM 1                 UNLESS OTHERWISE     UNCOVERED     UNCOVERED     UNCOVERED        POWER OF
    NAMES OF REPORTING PERSONS          INDICATED)         SHARES         SHARES        SHARES     UNCOVERED SHARES
    --------------------------          ----------         ------         ------        ------     ----------------
Eff Warren Martin 2000 Grantor
    Retained Annuity Trust              California           0             0                 0              0
The Elizabeth Anne Corrigan 2000 Trust                       0             0                 0              0
The Elizabeth H. Coulson 2000 Trust                          0             0                 0              0
The Elizabeth L. Heller 2000 Trust                           0             0                 0              0
The Elizabeth Lin Mead 2000 Trust                            0             0                 0              0
The Elizabeth M. Stanton 2000 Trust                          0             0                 0              0
The Elizabeth Steel 2000 Trust                               0             0                 0              0
The Ellie Dorit Neustein 2000 Trust                          0             0                 0              0
The Emily Austen Katz 2000 Trust                             0             0                 0              0
The Emily Stecher 2000 Trust                                 0             0                 0              0
The Emma M.L. Mead 2000 Trust                                0             0                 0              0
The Eric Fithian 2000 Trust                                  0             0                 0              0
The Erin Marie Tormondsen 2000 Trust                         0             0                 0              0
The Esta Eiger Stecher 2000 Annuity
    Trust I                                                  0             0                 0              0
The Francis J. Ingrassia 2000 Annuity
    Trust I                                                  0             0                 0              0
The Francis J. Ingrassia 2000 Family
    Trust                                                    0             0                 0              0
The Frank L. Coulson III 2000 Trust                          0             0                 0              0
The Fredric E. Steck 2000 Annuity
    Trust I                                                  0             0                 0              0
The Fredric E. Steck 2000 Family Trust                       0             0                 0              0
Gary D. Cohn 2000 Family Trust                               0             0                 0              0
Gary D. Cohn 2000 GRAT                                       0             0                 0              0
The Geoffrey T. Grant 2000 Family
    Trust                                                    0             0                 0              0
The George H. Walker 2000 Annuity
    Trust I                                                  0             0                 0              0
The George H. Walker 2000 Family Trust                       0             0                 0              0
The George W. Wellde, Jr. 2000
    Annuity Trust I                                          0             0                 0              0
The George William Wellde, III 2000
    Trust                                                    0             0                 0              0
Ghez 2000 GRAT                                               0             0                 0              0
Ghez 2000 Non-GST-Exempt Trust                               0             0                 0              0
The Girish V. Reddy Trust                                    0             0                 0              0
The Goldenberg 2000 Annuity Trust I                          0             0                 0              0
The Goldenberg 2000 Family Trust                             0             0                 0              0

                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The Greg M. Ostroff 2000
   Annuity Trust I                              0           0           0            0
The Greg M. Ostroff 2000
   Family Trust                                 0           0           0            0
The Gregory H. Zehner
   2000 Annuity Trust I                         0           0           0            0
The Gregory H. Zehner
   2000 Family Trust                            0           0           0            0
The Gregory K. Palm 2000
   Annuity Trust I                              0           0           0            0
The Gregory K. Palm 2000
   Family Trust                                 0           0           0            0
The Guapulo Trust               Jersey          0           0           0            0
The Howard A. Silverstein
   2000 Annuity Trust I                         0           0           0            0
The Howard A. Silverstein
   2000 Family Trust                            0           0           0            0
The Howard B. Schiller
   2000 Annuity Trust I                         0           0           0            0
The Isabelle M.L. Mead
   2000 Trust                                   0           0           0            0
The J. David Rogers 2000
   Annuity Trust I                              0           0           0            0
The James Alexander Mead
   2000 Trust                                   0           0           0            0
The James M. Sheridan
   Trust                                        0           0           0            0
The James Nicholas Katz
   2000 Trust                                   0           0           0            0
James P. Riley, Jr. 2000
   Family Trust                                 0           0           0            0
James P. Riley, Jr. 2000
   GRAT                                         0           0           0            0
The Jason Kraus 2000 Trust                      0           0           0            0
The Jason William Tortora
   2000 Trust                                   0           0           0            0
The Jeffrey D. Witten
   2000 Trust                                   0           0           0            0
The Jennifer Lauren Alper
   2000 Trust                                   0           0           0            0
JG 2000 Trust                                   0           0           0            0
JG 2000 Trust (continuing
   trust)                                       0           0           0            0
The John A. Thain Trust                         0           0           0            0
The John J. Powers 2000
   Family Trust                                 0           0           0            0
The John L. Townsend, III
   2000 Annuity Trust I                         0           0           0            0
The John O. Downing 2000
   Annuity Trust I                              0           0           0            0
The John O. Downing 2000
   Family Trust                                 0           0           0            0
The John P. Curtin, Jr.
   2000 Annuity Trust I                         0           0           0            0

                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The John P. Curtin, Jr. 2000
   Family Trust                                 0           0           0            0
The John R. Tormondsen
   2000 Annuity Trust I                         0           0           0            0
The John R. Tormondsen,
   Jr. 2000 Trust                               0           0           0            0
The John S. Weinberg 2000
   Annuity Trust I                              0           0           0            0
The John S. Weinberg 2000
   Family Trust                                 0           0           0            0
The Jonathan G. Neidich
   2000 Trust                                   0           0           0            0
The Jonathan M. Lopatin
   2000 Annuity Trust I                         0           0           0            0
The Jordan Viniar 2000
   Trust                                        0           0           0            0
The Joseph Della Rosa
   2000 Annuity Trust I                         0           0           0            0
The Joseph Della Rosa
   2000 Family Trust                            0           0           0            0
The Joseph H. Gleberman
   2000 Annuity Trust I                         0           0           0            0
The Joseph H. Gleberman
   2000 Family Trust                            0           0           0            0
The Karen Barlow Corrigan
   2000 Trust                                   0           0           0            0
The Karen Rebecca Alper
   2000 Trust                                   0           0           0            0
The Karsten Moller &
   Barbara Kahn-Moller
   Trust                        Jersey          0           0           0            0
The Katherine A.M.
   Stanton 2000 Trust                           0           0           0            0
The Katheryn C. Coulson
   2000 Trust                                   0           0           0            0
The Kathryn Margaret
   Wellde 2000 Trust                            0           0           0            0
The Kelsey Fithian 2000
   Trust                                        0           0           0            0
The Kenneth Litzenberger
   2000 Grantor Retained
   Annuity Trust                                0           0           0            0
The Kenneth Litzenberger
   Remainder Trust                              0           0           0            0
The Kevin W. Kennedy 2000
   Annuity Trust I                              0           0           0            0
The Kevin W. Kennedy 2000
   Family Trust                                 0           0           0            0
The Kimberly Lynn
   Macaione 2000 Trust                          0           0           0            0
The Kimberly R. Textor
   2000 Trust                                   0           0           0            0
The Kipp M. Nelson Trust                        0           0           0            0
The Kyle F. Textor 2000
   Trust                                        0           0           0            0
The Lauren Schiller 2000
   Trust                                        0           0           0            0

                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The Lawrence R. Buchalter
   2000 Annuity Trust I                         0           0           0            0
The Lawrence R. Buchalter
   2000 Family Trust                            0           0           0            0
The Lee G. Vance 2000
   Annuity Trust I                              0           0           0            0
The Lee G. Vance 2000
   Family Trust                                 0           0           0            0
The Leslie C. Tortora
   2000 Annuity Trust I                         0           0           0            0
Lloyd C. Blankfein 2000
   Family Trust                                 0           0           0            0
Lloyd C. Blankfein 2000
   GRAT                                         0           0           0            0
The Louise Rice Townsend
   2000 Trust                                   0           0           0            0
M. Roch Hillenbrand Trust
   f/b/o C. Justin
   Hillenbrand                New Jersey        0           0           0            0
M. Roch Hillenbrand Trust
   f/b/o Molly D.
   Hillenbrand                New Jersey        0           0           0            0
The Mallory G. Neidich
   2000 Trust                                   0           0           0            0
The Marc A. Spilker 2000
   Family Trust                                 0           0           0            0
The Mark A. Zurack 2000
   Annuity Trust I                              0           0           0            0
The Mark A. Zurack 2000
   Family Trust                                 0           0           0            0
The Mark A. Zurack 2000
   Issue Trust                                  0           0           0            0
Mark Dehnert Living Trust      Illinois         0           0           0            0
The Mark Schwartz 2000
   Annuity Trust I                              0           0           0            0
The Mark Tercek 2000
   Annuity Trust I                              0           0           0            0
The Mark Tercek 2000
   Family Trust                                 0           0           0            0
Marks 2000                                      0           0           0            0
Marks 2000 (continuing
   trust)                                       0           0           0            0
The Mary Agnes Reilly
   Kiernan 2000 Trust                           0           0           0            0
The Mary Ann Casati Trust                       0           0           0            0
The Matthew D. Rogers
   2000 Trust                                   0           0           0            0
The Matthew Peter Mortara
   2000 Trust                                   0           0           0            0
The Maya Bettina Linden
   2000 Trust                                   0           0           0            0
The Merritt Moore
   Townsend 2000 Trust                          0           0           0            0
The Mesdag Family Trust        Delaware         0           0           0            0


                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The Michael A. Price 2000
   Annuity Trust I                              0           0           0            0
The Michael A. Price 2000
   Family Trust                                 0           0           0            0
The Michael D. Ryan 2000
   Annuity Trust I                              0           0           0            0
The Michael D. Ryan 2000
   Family Trust                                 0           0           0            0
The Michael J. Zamkow
   2000 Annuity Trust I                         0           0           0            0
The Michael J. Zamkow
   2000 Family Trust                            0           0           0            0
The Michael P. Mortara
   2000 Annuity Trust I                         0           0           0            0
The Michael Paul Mortara
   2000 Trust                                   0           0           0            0
The Michael Stecher 2000
   Trust                                        0           0           0            0
The Milton R. Berlinski
   2000 Annuity Trust I                         0           0           0            0
The Mossavar-Rahmani 2000
   Annuity Trust I                              0           0           0            0
The Mossavar-Rahmani 2000
   Family Trust                                 0           0           0            0
Murphy 2000                                     0           0           0            0
Murphy 2000 (continuing
   trust)                                       0           0           0            0
The Natalie Cailyn Rogers
   2000 Trust                                   0           0           0            0
The Nicole Schiller 2000
   Trust                                        0           0           0            0
The Nina B. Haydock 2000
   Trust                                        0           0           0            0
The Peter C. Gerhard 2000
   Family Trust                                 0           0           0            0
The Peter D. Kiernan, III
   2000 Annuity Trust I                         0           0           0            0
The Peter Kiernan IV 2000
   Trust                                        0           0           0            0
The Peter S. Kraus 2000
   Annuity Trust I                              0           0           0            0
The Philip D. Murphy 2000
   Annuity Trust I                              0           0           0            0
The Philip D. Murphy 2000
   Family Trust                                 0           0           0            0
The Philip Darivoff 2000
   Annuity Trust I                              0           0           0            0
The Rachel M. Darivoff
   2000 Trust                                   0           0           0            0
The Ralph F. Rosenberg
   2000 Annuity Trust I                         0           0           0            0
The Ralph F. Rosenberg
   2000 Family Trust                            0           0           0            0
Randal M. Fippinger-Millennium
   Trust                                        0           0           0            0

                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The Randolph L. Cowen
   2000 Family Trust                            0           0           0            0
Rayas Trust                     Jersey          0           0           0            0
The Rebecca Viniar 2000
   Trust                                        0           0           0            0
The Richard A. Friedman
   2000 Annuity Trust I                         0           0           0            0
The Richard A. Friedman
   2000 Family Trust                            0           0           0            0
The Richard A. Sapp 2000
   Annuity Trust I                              0           0           0            0
The Richard A. Sapp 2000
   Family Trust                                 0           0           0            0
The Richard E. Witten
   2000 Annuity Trust I                         0           0           0            0
The Richard G. Sherlund
   2000 Annuity Trust I                         0           0           0            0
Robert A. Fippinger,
   Jr.-Millennium Trust                         0           0           0            0
The Robert B. Litterman
   2000 Annuity Trust I                         0           0           0            0
The Robert B. Litterman
   2000 Family Trust                            0           0           0            0
The Robert B. Morris III
   2000 Annuity Trust I                         0           0           0            0
The Robert J. Hurst 2000
   Annuity Trust I                              0           0           0            0
The Robert J. Hurst 2000
   Family Trust                                 0           0           0            0
The Robert J. Katz 2000
   Annuity Trust I                              0           0           0            0
The Robert J. O Shea 2000
   Annuity Trust I                              0           0           0            0
The Robert J. O Shea 2000
   Family Trust                                 0           0           0            0
The Robert J. Pace 2000
   Annuity Trust I                              0           0           0            0
The Robert J. Pace 2000
   Family Trust                                 0           0           0            0
The Robert K. Steel 2000
   Annuity Trust I                              0           0           0            0
The Robert B. Morris III
   2000 Family Trust                            0           0           0            0
The Robin Neustein 2000
   Annuity Trust I                              0           0           0            0
The Samantha Schiller
   2000 Trust                                   0           0           0            0
The Sarah B. Lopatin 2000
   Trust                                        0           0           0            0
The Sarah Delacy Kiernan
   2000 Trust                                   0           0           0            0
The Sarah M. Darivoff
   2000 Trust                                   0           0           0            0
The Sarah Rose Berlinski
   2000 Trust                                   0           0           0            0

                                ITEM 6
                               PLACE OF      ITEM 7      ITEM 8       ITEM 9         ITEM 10
                             ORGANIZATION     SOLE       SHARED        SOLE          SHARED
                              (NEW YORK      VOTING      VOTING     DISPOSITIVE    DISPOSITIVE
                                UNLESS      POWER OF    POWER OF    POWER OF        POWER OF
          ITEM 1              OTHERWISE     UNCOVERED   UNCOVERED   UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)     SHARES      SHARES      SHARES        SHARES
--------------------------   ------------   --------   ---------   ------------  -------------
The Scott B. Kapnick 2000
   Annuity Trust I                              0           0           0            0
The Scott B. Kapnick 2000
   Family Trust                                 0           0           0            0
Scott M. Pinkus 2000
   Family Trust               New Jersey        0           0           0            0
Scott M. Pinkus 2000 GRAT     New Jersey        0           0           0            0
The Scott S. Prince Trust                       0           0           0            0
The Stephen M. Neidich
   2000 Trust                                   0           0           0            0
The Steven M. Heller, Jr.
   2000 Trust                                   0           0           0            0
The Steven T. Mnuchin
   2000 Annuity Trust I                         0           0           0            0
The Steven T. Mnuchin
   2000 Family Trust                            0           0           0            0
The Stuart Mark
   Rothenberg 2000
   Annuity Trust I                              0           0           0            0
The Stuart Mark
   Rothenberg 2000 Family
   Trust                                        0           0           0            0
The Terence M. O Toole
   2000 Annuity Trust I                         0           0           0            0
The Terence M. O Toole
   2000 Family Trust                            0           0           0            0
The Tess Augusta Linden
   2000 Trust                                   0           0           0            0
The Thomas K. Montag 2000
   Annuity Trust I                              0           0           0            0
The Thomas K. Montag 2000
   Family Trust                                 0           0           0            0
The Tracy Richard
   Wolstencroft 2000
   Annuity Trust I                              0           0           0            0
The Tracy Richard
   Wolstencroft 2000
   Family Trust                                 0           0           0            0
Trust for the benefit of
   David Ford, Jr. under
   Indenture of Trust B
   of David B. Ford dated
   6/16/00                   Pennsylvania       0           0           0            0
Trust for the benefit of
   Jamie Ford under
   Indenture of Trust B
   of David B. Ford dated
   as of 6/16/00             Pennsylvania       0           0           0            0
Trust u/a dated 01/01/93
   for the benefit of
   Stefanie Luckow           New Jersey         0           0           0            0
Trust u/a James Kellogg III  New Jersey         0           0           0            0
The Walter H. Haydock
   2000 Annuity Trust I                         0           0           0            0
The Walter H. Haydock,
   Jr. 2000 Trust                               0           0           0            0
The William C. Sherlund
   2000 Trust                                   0           0           0            0
The William Keith
   Litzenberger 2000
   Grantor Retained
   Annuity Trust                                0           0           0            0

                                ITEM 6
                               PLACE OF          ITEM 7           ITEM 8          ITEM 9         ITEM 10
                             ORGANIZATION         SOLE            SHARED           SOLE          SHARED
                              (NEW YORK           VOTING           VOTING        DISPOSITIVE    DISPOSITIVE
                                UNLESS          POWER OF          POWER OF        POWER OF        POWER OF
          ITEM 1              OTHERWISE         UNCOVERED         UNCOVERED       UNCOVERED       UNCOVERED
NAMES OF REPORTING PERSONS     INDICATED)         SHARES            SHARES          SHARES        SHARES
--------------------------   ------------       --------         ---------       ------------  -------------
The William Keith
   Litzenberger Remainder
   Trust                                             0             0                   0            0
The Zachariah Cobrinik
   2000 Annuity Trust I                              0             0                   0            0
The Zachariah Cobrinik
   Family 2000 Trust                                 0             0                   0            0

PARTNERSHIPS
------------
ALS Investment Partners,
   L.P.                        Delaware              0             0                   0            0
Beech Associates, L.P.         Delaware              0             0                   0            0
Bermuda Partners, L.P.         Delaware              0             0                   0            0
Crestley, L.P.                 Delaware              0             0                   0            0
Daniel G. Brennan Family
   Limited Partnership         Illinois              0             0                   0            0
Greenley Partners, L.P.        Delaware              0             0                   0            0
HEMPA Limited Partnership      Delaware              0             0                   0            0
JSS Investment Partners,
   L.P.                        Delaware              0             0                   0            0
The Litzenberger Family
   Limited Partnership         Delaware              0             0                   0            0
Mesdag Family Limited
   Partnership                 Delaware              0             0                   0            0
Mijen Family Partnership       Illinois              0             0                   0            0
Opatrny Investment
   Partners, L.P.              Delaware              0             0                   0            0
Rantz GS Investment
   Partners, L.P.              Delaware              0             0                   0            0
The Rizner Family Limited
   Partnership                 Illinois              0             0                   0            0
Savitz Investment
   Partners, L.P.              Delaware              0             0                   0            0
Silverman Partners, L.P.       Delaware              0             0                   0            0
Trott GS Investment
   Partners, L.P.              Delaware              0             0                   0            0
Tuft GS Investment
   Partners, L.P.              Delaware              0             0                   0            0
Windy Hill Investment
   Company II, L.P.            Delaware              0             0                   0            0
Winkelried Investment
   Partners, L.P.              Delaware              0             0                   0            0

CORPORATIONS
------------
Anahue Limited                  Jersey               0             0                   0            0
Guapulo Holdings Ltd            Jersey               0             0                   0            0
HJS2 Limited                    Cayman Islands       0             0                   0            0
IAT Reinsurance Syndicate
   Ltd.                         Bermuda              0             0                   0            0
Majix Limited                   Jersey               0             0                   0            0
Melalula Limited                Jersey               0             0                   0            0
RJG Holding Company             Cayman Islands       0             0                   0            0
Robinelli Limited               Jersey               0             0                   0            0
Vyrona Holdings Limited         Jersey               0             0                   0            0
Zurrah Limited                  Jersey               0             0                   0            0

         This Amendment No. 10 to a Statement on Schedule 13D amends and restates in its entirety such Schedule 13D (as so amended and restated, this "Schedule"). This Amendment No. 10 is being filed because on October 31, 2000, 60 additional persons became Covered Persons (as defined below) under the Shareholders' Agreement (as defined below) upon the consummation of the acquisition by The Goldman Sachs Group, Inc. of SLK LLC (together with its subsidiaries and affiliates, "SLK").

Item 1.  Security and Issuer

         This Schedule relates to the Common Stock, par value $.01 per share (the "Common Stock"), of The Goldman Sachs Group, Inc., a Delaware corporation (together with its subsidiaries and affiliates, "GS Inc."). The address of the principal executive offices of GS Inc. is 85 Broad Street, New York, New York 10004.

Item 2.  Identity and Background

         (a), (b), (c), (f) The cover page to this Schedule and Appendix A hereto contain the names of the persons ("Covered Persons") who beneficially own Common Stock subject to a Shareholders' Agreement ("Covered Shares"), dated as of May 7, 1999, to which the Covered Persons are party (as amended from time to time, the "Shareholders' Agreement"). This filing is being made on behalf of all of the Covered Persons, and their agreement that this filing may be so made is contained in the Shareholders' Agreement.

         This Schedule contains certain information relating to Sumitomo Bank Capital Markets, Inc. ("SBCM") and Kamehameha Activities Association ("KAA"), who may be deemed to be members of a "group" with the Covered Persons. Each Covered Person hereby disclaims beneficial ownership of the shares of Common Stock and other equity securities of GS Inc. subject to the Voting Agreements between SBCM and KAA, respectively, on the one hand, and GS Inc., on the other hand (respectively, the "SBCM Shares" and the "KAA Shares"). All information contained in this Schedule relating to SBCM and KAA has been included based upon information provided by SBCM and KAA; the separate Schedules 13D filed by SBCM and KAA and any amendments thereto should be referred to for information relating to SBCM and KAA, respectively.

         Appendix A hereto also provides the citizenship or place of organization of each Covered Person. Each Covered Person who is an individual (an "Individual Covered Person") is a senior professional employed or formerly employed by GS Inc. or a spouse or former spouse thereof. GS Inc. is a global investment banking and securities firm. Each Covered Person who is not an individual is a trust, limited partnership or corporation created by or for an Individual Covered Person solely for estate planning purposes. Each Covered Person listed in Appendix A under the caption "Partnerships" is a limited partnership of which an Individual Covered Person is general partner. Each Covered Person listed in Appendix A under the caption "Corporations" (a "Corporate Covered Person") is controlled by an Individual Covered Person (the "Controlling Covered Person"). The name, citizenship, business address and present principal occupation or employment of each of the directors and executive officers of each Corporate Covered Person (other than the Controlling Covered Person) is set forth in Annex A hereto. The business address of each Covered Person for purposes of this Schedule is: (i) in the case of entities organized in Jersey, 26 New Street, St. Helier, Jersey, JE4 3RA; (ii) in the case of entities organized in the Cayman Islands, P.O. Box 309, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands; (iii) in the case of entities organized in Bermuda, Victoria Hall, 11 Victoria Street, Hamilton HM11, Bermuda; and (iv) in the case of all other Covered Persons, 85 Broad Street, New York, New York 10004.

         (d), (e) Except as described in Annex A or Annex B, during the last five years, no Covered Person or, to the best knowledge of the Covered Persons, any executive officer or director of a Covered Person, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction resulting in such Covered Person being subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

         The Covered Shares have been and will be acquired by the Covered Persons in the following manner: (i) the former profit participating limited partners active in the business of The Goldman Sachs Group, L.P. ("Group L.P.") (each such former partner, a "PMD" and, collectively, the "PMDs") acquired certain Covered Shares in exchange for their interests in Group L.P. and certain of its affiliates and investee corporations; (ii) the former owners (the "Hull Covered Persons") of Hull and Associates, L.L.C. ("Hull") acquired certain Covered Shares in exchange for their interests in Hull; (iii) the former members of SLK (the "SLK Covered Persons") acquired the Covered Shares in exchange for their interests in SLK; (iv) certain Individual Covered Persons have acquired and will acquire beneficial ownership of certain other Covered Shares in connection with GS Inc.'s initial public offering and/or pursuant to GS Inc.'s employee compensation, benefit or similar plans; (v) certain Individual Covered Persons (the "Transferee Covered Persons") acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees; and (vi) certain Covered Persons (the "Estate Planning Covered Persons") have acquired and will acquire beneficial ownership of their Covered Shares as contributions or gifts made by Individual Covered Persons.

         Covered Persons may from time to time acquire Common Stock not subject to the Shareholders' Agreement ("Uncovered Shares") for investment purposes. Such Common Stock may be acquired with personal funds of or funds borrowed by such Covered Person.

Item 4.  Purpose of Transactions

         The Individual Covered Persons, other than the Hull Covered Persons, the SLK Covered Persons and the Transferee Covered Persons, acquired the Covered Shares in connection with the succession of GS Inc. to the business of Group L.P. and GS Inc.'s initial public offering and through certain employee compensation, benefit or similar plans of GS Inc. The Hull Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of Hull and through certain employee compensation, benefit or similar plans of GS Inc. The SLK Covered Persons acquired the Covered Shares in connection with the acquisition by GS Inc. of SLK. The Transferee Covered Persons acquired their Covered Shares from PMDs in accordance with pre-existing contractual arrangements or judicial decrees. As a condition to the transfer of the Covered Shares, the Shareholders' Committee required that each Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below. The Estate Planning Covered Persons acquired the Covered Shares as contributions or gifts made for estate planning purposes by Individual Covered Persons, and the provisions of the organizational documents of certain Estate Planning Covered Persons provide for the distribution of Common Stock to certain other Covered Persons. As a condition to the contribution or gift of the Covered Shares, the Shareholders' Committee required that each Estate Planning Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions referred to in Item 6 below.

         The board of directors of GS Inc. has approved a program (the "Rule 144 Program") to permit the PMDs and former direct and indirect owners of Hull to sell, in a coordinated manner, a portion of their shares of Common Stock in accordance with the volume and manner of sale limitations of Rule 144 under the Securities Act of 1933, as amended ("Rule 144"). Sales under the Rule 144 Program commenced on September 25, 2000. During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed in Annex C intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name in Annex C under the Rule 144 Program (an aggregate of up to 7,897,714 shares for all Covered Persons, of which 6,091,632 shares had been sold as of October 31, 2000 as described in Annex E). Sales under the Rule 144 Program are made on behalf of the participating Covered Persons pursuant to a Power of Attorney, a form of which is filed as an Exhibit to this Schedule.

         The Rule 144 Program may continue in subsequent fiscal quarters, but can be suspended or terminated at any time. GS Inc. has not solicited indications of interest from any of the Covered Persons as to whether they would like to sell shares of Common Stock in subsequent fiscal quarters.

         Covered Persons may from time to time acquire Uncovered Shares for investment purposes. Except as described in Item 6 and except for the acquisition by Covered Persons of Common Stock pursuant to employee compensation, benefit or similar plans of GS Inc. in the future or as described above, none of the Covered Persons has any plans or proposals which relate to or would result in their acquisition of additional Common Stock or any of the other events described in Item 4(a) through 4(j).

         Each Covered Person is expected to evaluate on an ongoing basis GS Inc.'s financial condition and prospects and his or her interests in and with respect to GS Inc. Accordingly, each Covered Person may change his or her plans and intentions at any time and from time to time. In particular, each Covered Person may at any time and from time to time acquire or dispose of shares of Common Stock.

Item 5.  Interest in Securities of the Issuer

         (a) Rows (11) and (13) of the cover page to this Schedule, Appendix A and Annex A are hereby incorporated by reference. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares. Except as described in Annex D, none of the shares of Common Stock reported in rows (11) and (13) of the cover page to this Schedule and Appendix A are shares as to which there is a right to acquire exercisable within 60 days.

         (b) Rows (7) through (10) of the cover page to this Schedule, Appendix A and Annex A set forth the percentage range of Covered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; the number of Uncovered Shares as to which there is sole power to vote or direct the vote or to dispose or direct the disposition; and the number of shares of Common Stock as to which there is shared power to vote or direct the vote or to dispose or direct the disposition. The power to vote Covered Shares by Covered Persons is shared with each other Covered Person, as described below in response to Item 6. Each Covered Person hereby disclaims beneficial ownership of any shares of Common Stock held by any other Covered Person and disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

         (c) Except as described in Annex E or previously reported on Schedule 13D, no Covered Person has effected any transactions in Common Stock in the past 60 days.

         (d), (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

         Each Covered Person listed on the cover page to this Schedule and Appendix A hereto is a party to the Shareholders' Agreement. The Shareholders' Agreement, and forms of the Counterparts to the Shareholders' Agreement executed by or on behalf of the Estate Planning Covered Persons, certain Hull Covered Persons and the Transferee Covered Persons, are filed as Exhibits to this Schedule and the following summary of the terms of the Shareholders' Agreement is qualified in its entirety by reference thereto. In the case of each SLK Covered Person, certain of the provisions and restrictions discussed below are set forth in an Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000 (a "Member Agreement"), between such SLK Covered Person and GS Inc. The form of Member Agreement is filed as an Exhibit to this Schedule and the following summary is qualified in its entirety by reference thereto. References to the "board of directors" are to the board of directors of The Goldman Sachs Group, Inc.

         The Covered Shares include generally all Common Stock acquired or to be acquired from GS Inc. by the Covered Persons. Covered Shares include: shares of Common Stock acquired by the PMDs in exchange for their interests in Group L.P. and certain of its affiliates; shares of Common Stock acquired by the Hull Covered Persons in exchange for their interests in Hull; shares of Common Stock acquired by the SLK Covered Persons in exchange for their interests in SLK; shares of Common Stock acquired or to be acquired through the grant of restricted stock units, stock options and interests in a defined contribution plan (except for certain Uncovered Shares as specified in Appendix A); shares of Common Stock acquired by the Transferee Covered Persons in accordance with pre-existing contractual arrangements or judicial decrees; shares of Common Stock acquired or to be acquired by Estate Planning Covered Persons from Individual Covered Persons for estate planning purposes and shares of Common Stock to be distributed by Estate Planning Covered Persons to Individual Covered Persons or to other Estate Planning Covered Persons; and, unless otherwise determined by the board of directors and the Shareholders' Committee, any shares of Common Stock acquired or to be acquired by the Covered Persons from GS Inc. through any other employee compensation, benefit or similar plan. Covered Shares do not include any shares of Common Stock purchased or to be purchased by a Covered Person in the open market or in a subsequent underwritten public offering.

TRANSFER RESTRICTIONS

         Each Individual Covered Person (other than the Transferee Covered Persons and, with respect to the shares of Common Stock received in exchange for their interests in Hull, the Hull Covered Persons) has agreed in the Shareholders' Agreement, among other things, to retain beneficial ownership of Covered Shares at least equal to 25% of the cumulative number of Covered Shares beneficially owned by him or her at the time he or she became a Covered Person or acquired by him or her thereafter and with no credit for dispositions (the "General Transfer Restrictions") for so long as he or she is a Covered Person and an employee of GS Inc. (an "Employee Covered Person").

         The PMDs will also be subject to limitations on their ability to transfer Covered Shares received in connection with the succession of GS Inc. to the business of Group L.P. These restrictions will also apply to the Covered Shares acquired by the Hull Covered Persons in exchange for their interests in Hull and the Covered Shares acquired by the SLK Covered Persons in exchange for their interests in SLK. Under these restrictions, each such PMD, Hull Covered Person and SLK Covered Person has agreed not to transfer such Covered Shares until May 7, 2002, the third anniversary of the date of GS Inc.'s initial public offering of its Common Stock (the "Partner Transfer Restrictions" and, together with the General Transfer Restrictions, the "Transfer Restrictions"). The Partner Transfer Restrictions will lapse as to such Covered Shares in equal installments on each of May 7, 2002, May 7, 2003 and May 7, 2004. The Covered Shares held by each Estate Planning Covered Person and Transferee Covered Person are subject to the same Partner Transfer Restrictions that applied to such Covered Shares prior to such Covered Person's acquisition thereof. The Transfer Restrictions applicable to an Individual Covered Person (and his or her Estate Planning Covered Persons) terminate upon the death of the Individual Covered Person.

WAIVERS

         Except in the case of a third-party tender or exchange offer, the Partner Transfer Restrictions may be waived or terminated at any time by the Shareholders' Committee described below under "Information Regarding the Shareholders' Committee". The Shareholders' Committee also has the power to waive the Transfer Restrictions to permit Covered Persons to: participate as sellers in underwritten public offerings of Common Stock and tender and exchange offers and share repurchase programs by GS Inc.; transfer Covered Shares to charities, including charitable foundations; transfer Covered Shares held in employee benefit plans; and transfer Covered Shares in specific transactions (for example, to immediate family members and trusts) or other circumstances. The Shareholders' Committee permitted the transfers of Covered Shares to the Estate Planning Covered Persons and the Transferee Covered Persons, on the condition that each Estate Planning Covered Person and Transferee Covered Person agree to become a party to the Shareholders' Agreement and to be bound by the Partner Transfer Restrictions.

         On July 31, 2000, the Shareholders' Committee waived the Partner Transfer Restrictions solely to permit certain Covered Persons to pledge a portion of their Covered Shares to obtain approximately $400,000,000 in loan commitments to make investments from time to time in certain merchant banking funds sponsored by GS Inc. The loan commitments are for five years, may be drawn upon from time to time and generally require that any loans be collateralized by shares of Common Stock with a market value four times that of the amount borrowed. Pursuant to Rule 13d-3(d)(3) under the Securities Exchange Act of 1934, as amended, the pledgees did not acquire beneficial ownership of the pledged shares by virtue of the pledge.

         The Shareholders' Committee and, in the case of the Hull Covered Persons, the board of directors have waived the Partner Transfer Restrictions to permit the sale of up to an aggregate of 7,897,714 Covered Shares by certain Covered Persons during GS Inc.'s fiscal quarter ending November 24, 2000 under the Rule 144 Program described in Item 4 above and in Annex C hereto (of which 6,091,632 Covered Shares had been sold as of October 31, 2000).

         In the case of a third-party tender or exchange offer, the Transfer Restrictions may be waived or terminated: if the board of directors is recommending acceptance or is not making any recommendation with respect to acceptance of the tender or exchange offer, by a majority of the Voting Interests (as defined below); or if the board of directors is recommending rejection of the tender or exchange offer, by 66 2/3% of the outstanding Voting Interests.

         In the case of a tender or exchange offer by GS Inc., a majority of the outstanding Voting Interests may also elect to waive or terminate the Transfer Restrictions.

VOTING

         Prior to any vote of the shareholders of GS Inc., the Shareholders' Agreement requires a separate, preliminary vote of the Voting Interests on each matter upon which a vote of the shareholders is proposed to be taken (the "Preliminary Vote"). Each Covered Share held by an Employee Covered Person and each other Covered Share subject to the Partner Transfer Restrictions will be voted in accordance with the majority of the votes cast by the Voting Interests in the Preliminary Vote. In elections of directors, each Covered Share will be voted in favor of the election of those persons receiving the highest numbers of votes cast by the Voting Interests in the Preliminary Vote. "Voting Interests" are Covered Shares beneficially owned by all Covered Persons through December 31, 2000 and thereafter are Covered Shares beneficially owned by all Employee Covered Persons.

OTHER RESTRICTIONS

         The Shareholders' Agreement also prohibits the Covered Persons from engaging in certain activities relating to any securities of GS Inc. with any person who is not a Covered Person or a director, officer or employee of GS Inc. ("Restricted Persons"). Among other things, a Covered Person may not: participate in a proxy solicitation to or with a Restricted Person; deposit any Covered Shares in a voting trust or subject any Covered Shares to any voting agreement or arrangement that includes any Restricted Person; form, join or in any way participate in a "group" with any Restricted Person; or together with any Restricted Person, propose certain transactions with GS Inc. or seek the removal of any directors of GS Inc. or any change in the composition of the board of directors.

TERM, AMENDMENT AND CONTINUATION

         The Shareholders' Agreement is to continue in effect until the earlier of January 1, 2050 and the time it is terminated by the vote of 66 2/3% of the outstanding Voting Interests. The Partner Transfer Restrictions will not terminate upon the expiration or termination of the Shareholders' Agreement unless previously waived or terminated or unless subsequently waived or terminated by the board of directors. The Shareholders' Agreement may generally be amended at any time by a majority of the outstanding Voting Interests.

         Unless otherwise terminated, in the event of any transaction in which a third party succeeds to the business of GS Inc. and in which Covered Persons hold securities of the third party, the Shareholders' Agreement will remain in full force and effect as to the securities of the third party, and the third party shall succeed to the rights and obligations of GS Inc. under the Shareholders' Agreement.

INFORMATION REGARDING THE SHAREHOLDERS' COMMITTEE

         The Shareholders' Committee shall at any time consist of each of those individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee. If there are less than three individuals who are both Employee Covered Persons and members of the board of directors and who agree to serve as members of the Shareholders' Committee, the Shareholders' Committee shall consist of each such individual plus such additional individuals who are Employee Covered Persons and who are selected pursuant to procedures established by the Shareholders' Committee as shall assure a Shareholders' Committee of not less than three members who are Employee Covered Persons. Currently, Henry M. Paulson, Jr., Robert J. Hurst, John A. Thain and John L. Thornton are the members of the Shareholders' Committee.

VOTING AGREEMENTS

         Both SBCM and KAA have, in separate voting agreements, each dated April 30, 1999 (each, a "Voting Agreement"), agreed to vote their shares of Common Stock and all other voting securities of GS Inc. in the same manner as a majority of the shares of Common Stock held by the managing directors of GS Inc. are voted for so long as they hold voting securities of GS Inc. It is expected that for so long as the Shareholders' Agreement remains in effect, the Voting Agreements will result in the shares of Common Stock owned by SBCM and KAA being voted in the same manner as the Covered Shares. The Covered Persons are not parties to the Voting Agreements, and the Voting Agreements are not enforceable by the Covered Persons, will continue to exist independent of the existence of the Shareholders' Agreement and may be amended, waived or canceled by GS Inc. without any consent or approval of the Covered Persons. The Voting Agreements are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto. Each Covered Person hereby disclaims beneficial ownership of the SBCM Shares and the KAA Shares.

PLEDGE AGREEMENTS

         Each PMD has pledged (the "IPO Pledge") to GS Inc. Common Stock or other assets with an initial value equal to $15 million for each such person who initially serves on the board of directors, the Management Committee or the Partnership Committee of GS Inc. and $10 million for each other such person. This pledge secures the liquidated damages provision of a noncompetition agreement which each such person has entered into with GS Inc. The form of agreement relating to noncompetition and other covenants and the form of pledge agreement, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with the transfers to Estate Planning Covered Persons who are corporations, the IPO Pledge was replaced with a guarantee and pledge agreement that was entered into by each corporate Estate Planning Covered Person. In addition, each Controlling Covered Person was required to pledge the capital stock of the corporate Estate Planning Covered Person to GS Inc. in order to further secure the Controlling Covered Person's obligations under the noncompetition agreement. The forms of the pledge agreements, as amended, are filed as Exhibits to this Schedule and the foregoing summary of these agreements is qualified in its entirety by reference thereto.

         In connection with GS Inc.'s acquisition of SLK, each SLK Covered Person who is an individual has pledged to GS Inc. Common Stock or other assets to secure the SLK Covered Person's obligation under his or her Member Agreement to pay liquidated damages upon breach of certain provisions relating to noncompetition and nonsolicitation. The form of pledge agreement, as amended, is filed as an Exhibit to this Schedule and the foregoing summary of this agreement is qualified in its entirety by reference thereto.

REGISTRATION RIGHTS INSTRUMENT FOR CHARITABLE DONATIONS

         In connection with the donation of shares of Common Stock to certain charitable organizations discussed in footnote 4 on the cover page to this Schedule, GS Inc. entered into a Registration Rights Instrument and Supplemental Registration Rights Instrument (the "Charitable Supplement"). The following is a description of the Registration Rights Instrument, as supplemented by the Charitable Supplement. The Registration Rights Instrument and the Charitable Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

         Pursuant to the Registration Rights Instrument and the Charitable Supplement, GS Inc. has agreed to register the donated shares of Common Stock for resale by charitable foundations and public charities. GS Inc. has agreed in the Registration Rights Instrument and the Charitable Supplement to pay all of the fees and expenses relating to the offering by the charitable organizations, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the charitable organizations in connection with their resales. GS Inc. also has agreed to indemnify the charitable organizations against certain liabilities, including those arising under the Securities Act.

         GS Inc. may amend the Registration Rights Instrument and the Charitable Supplement in any manner that it deems appropriate, without the consent of any charitable organization. However, GS Inc. may not make any amendment that would cause the shares of Common Stock to fail to be "qualified appreciated stock" within the meaning of Section 170 of the Internal Revenue Code. In addition, GS Inc. may not make any amendment that would materially and adversely affect the rights of any charitable organization without the consent of a majority of the materially and adversely affected charitable organizations.

REGISTRATION RIGHTS INSTRUMENT FOR EMPLOYEE MANAGING DIRECTORS

         In connection with the sale by certain Covered Persons (the "Employee Managing Directors") of shares of Common Stock acquired from GS Inc. pursuant to the terms of restricted stock units, GS Inc. entered into a

Supplemental Registration Rights Instrument (the "EMD Supplement"), which supplements the Registration Rights Instrument referred to above. The following is a description of the Registration Rights Instrument, as supplemented by the EMD Supplement. The Registration Rights Instrument and the EMD Supplement are filed as Exhibits to this Schedule, and the following summary of these agreements is qualified in its entirety by reference thereto.

      Pursuant to the Registration Rights Instrument and the EMD Supplement, GS Inc. has agreed to pay all of the fees and expenses relating to the registered offering of shares of Common Stock held by the Employee Managing Directors, other than any agency fees and commissions or underwriting commissions or discounts or any transfer taxes incurred by the Employee Managing Directors in connection with the sales. GS Inc. also has agreed to indemnify the Employee Managing Directors against certain liabilities, including those arising under the Securities Act.

Item 7.  Material to be Filed as Exhibits

   Exhibit                               Description

     A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

     B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

     C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

     D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

     G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person.

     Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person.

                                                                         ANNEX A



   INFORMATION REQUIRED AS TO EXECUTIVE OFFICERS AND DIRECTORS OF CORPORATE
                                 COVERED PERSONS




                                                           CONVICTIONS
                                                               OR
                                                           VIOLATIONS     BENEFICIAL
                                                           OF FEDERAL    OWNERSHIP OF
                                                            OR STATE      THE COMMON
                                                           LAWS WITHIN   STOCK OF THE
                                BUSINESS       PRESENT      THE LAST    GOLDMAN SACHS
    NAME       CITIZENSHIP      ADDRESS      EMPLOYMENT    FIVE YEARS    GROUP, INC.
---------------------------------------------------------------------------------------
Steven M.          USA       85 Broad         Managing          None      Covered
Bunson                       Street           Director,                   Person, so
                             New York, NY     The Goldman                 ownership is
                             10004            Sachs Group,                as set forth
                                              Inc.                        in or
                                                                          incorporated
                                                                          into Item 5
                                                                          above.

Russell E.         USA       85 Broad         Managing          None      Covered
Makowsky                     Street           Director,                   Person, so
                             New York, NY     The Goldman                 ownership is
                             10004            Sachs Group,                as set forth
                                              Inc.                        in or
                                                                          incorporated
                                                                          into Item 5
                                                                          above.

Michael H.          UK       26 New Street,   Partner,          None      None
Richardson                   St. Helier,      Bedell
                             Jersey,          Cristin
                             JE4 3RA


John D.             UK       Victoria Hall    Vice President/   None      None
Amaral                       11 Victoria St.  Account Manager,
                             Hamilton HM11    J&H Marsh &
                             Bermuda          McLennan

Marguerite          USA      120 Broadway     Vice President,   None      None
R. Gorman                    New York, NY     Spear, Leeds &
                             10271            Kellogg, L.P.

Richard D.          UK       41 Cedar Avenue  Partner, Appleby, None      None
Spurling                     Hamilton HM12    Spurling & Kempe
                             Bermuda

                                                                         ANNEX B



ITEMS 2(D)
   AND 2(E).    INFORMATION REQUIRED AS TO CERTAIN PROCEEDINGS



None.

                                                                         ANNEX C

ITEM 4.   PLANNED DISPOSITION OF SECURITIES OF THE ISSUER BY COVERED PERSONS

During GS Inc.'s fiscal quarter ending November 24, 2000, each of the Covered Persons listed below intends to sell up to the number of shares of Common Stock set forth opposite such Covered Person's name under the Rule 144 Program referred to in Item 4 above. See Annex E for information on the number of shares of Common Stock sold through October 31, 2000 under the Rule 144 Program (the difference between the number set forth in the following table and the number set forth in Annex E being the number of shares each listed Covered Person intends to sell under the Rule 144 Program during the remainder of the fiscal quarter).

                                               NUMBER OF
          COVERED PERSON                        SHARES
       Bradley I. Abelow                        15,628
       Paul M. Achleitner                       70,000
       Jonathan R. Aisbitt                      80,901
       Andrew M. Alper                          50,000
       Armen A. Avanessians                     25,000
       David Baum                               16,145
       Ron E. Beller                            34,081
       Lloyd C. Blankfein                       90,173
       Peter L. Briger, Jr.                     35,274
       Richard J. Bronks                        17,218
       Lawrence R. Buchalter                    27,318
       Michael J. Carr                          20,342
       Christopher J. Carrera                   17,048
       Mary Ann Casati                          12,000
       Zachariah Cobrinik                       27,922
       Abby Joseph Cohen                        10,000
       Gary D. Cohn                             44,792
       Christopher A. Cole                      47,713
       Carlos A. Cordeiro                       53,232
       Henry Cornell                            53,595
       E. Gerald Corrigan                       60,000
       Jon S. Corzine                          183,863
       Claudio Costamagna                       20,721
       Frank L. Coulson, Jr.                    67,653
       Randolph L. Cowen                        30,234
       Philip M. Darivoff                       13,522
       Timothy D. Dattels                       32,338
       Gavyn Davies                             96,392
       David A. Dechman                         16,943
       Joseph Della Rosa                        50,046
       Alexander C. Dibelius                    10,331
       John O. Downing                          35,000
       Connie K. Duckworth                      44,111
       Glenn P. Earle                           31,505
       Paul S. Efron                            17,410
       J. Michael Evans                         43,148

                                               NUMBER OF
          COVERED PERSON                        SHARES
       W. Mark Evans                            70,000
       Pieter Maarten Feenstra                  17,961
       David B. Ford                            68,217
       Edward C. Forst                          14,292
       Christopher G. French                    17,593
       Richard A. Friedman                      97,235
       Joseph D. Gatto                          30,000
       Peter C. Gerhard                         52,826
       Nomi P. Ghez                             40,947
       Joseph H. Gleberman                      63,858
       Jacob D. Goldfield                       56,427
       Amy O. Goodfriend                        18,410
       Andrew M. Gordon                          5,000
       Geoffrey T. Grant                        29,874
       Eric P. Grubman                          35,964
       Joseph D. Gutman                         27,214
       Robert S. Harrison                       35,332
       Thomas J. Healey                         53,466
       Sylvain M. Hefes                         71,210
       David B. Heller                          20,000
       David L. Henle                           15,000
       Mary C. Henry                            31,752
       M. Roch Hillenbrand                      15,000
       Jacquelyn M. Hoffman-Zehner              24,858
       Fern Hurst                               10,000
       Robert J. Hurst                          40,000
       Francis J. Ingrassia                     38,549
       Reuben Jeffery III                       64,180
       Stefan J. Jentzsch                        9,759
       Chansoo Joung                            20,069
       Ann F. Kaplan                            59,669
       Scott B. Kapnick                         59,333
       Robert J. Katz                           45,000
       Douglas W. Kimmelman                     22,890
       Bradford C. Koenig                       35,301
       Jonathan L. Kolatch                      37,596
       Peter S. Kraus                           14,599
       David G. Lambert                         23,773
       Thomas D. Lasersohn                      17,224
       Lawrence H. Linden                       58,248
       Robert Litterman                         35,267
       Robert H. Litzenberger                   10,671
       Jonathan M. Lopatin                      32,729
       Michael R. Lynch                         76,454
       Peter G. C. Mallinson                    58,849

                                               NUMBER OF
          COVERED PERSON                        SHARES
       Arthur S. Margulis, Jr.                  10,436
       Ronald G. Marks                          28,907
       Eff W. Martin                            70,502
       John P. McNulty                          95,969
       E. Scott Mead                            47,532
       Sanjeev K. Mehra                         19,378
       T. Willem Mesdag                         46,026
       Eric M. Mindich                          60,021
       Masanori Mochida                         81,520
       Karsten N. Moller                        32,686
       Thomas K. Montag                         40,000
       Robert B. Morris III                     63,346
       Michael P. Mortara                      103,831
       Sharmin Mossavar-Rahmani                 67,631
       Edward A. Mule                           50,830
       Thomas S. Murphy, Jr.                    12,401
       Philip D. Murphy                         20,000
       Avi M. Nash                              11,000
       Daniel M. Neidich                        72,019
       Kipp M. Nelson                           33,652
       Robin Neustein                           43,644
       Suzanne M. Nora Johnson                  62,319
       Michael E. Novogratz                     15,304
       Terence J. O'Neill                       57,525
       Timothy J. O'Neill                       68,302
       Donald C. Opatrny, Jr.                   62,602
       Robert J. O'Shea                         54,483
       Greg M. Ostroff                          12,473
       Terence M. O'Toole                       77,486
       Robert J. Pace                           12,961
       Gregory K. Palm                          38,117
       Scott M. Pinkus                          55,395
       Timothy C. Plaut                         37,633
       Wiet H. M. Pot                           73,680
       John J. Powers                           73,679
       Scott Prince                             14,554
       Stephen D. Quinn                         60,892
       Michael G. Rantz                         33,571
       Girish V. Reddy                          16,321
       Arthur J. Reimers III                    41,228
       James P. Riley, Jr.                      61,485
       Simon M. Robertson                       48,000
       J. David Rogers                          66,642
       Emmanuel Roman                           17,473
       Ralph Rosenberg                          13,073

                                               NUMBER OF
          COVERED PERSON                        SHARES
       Stuart M. Rothenberg                     31,738
       Michael S. Rubinoff                      17,189
       Richard M. Ruzika                        16,528
       Jeri Lynn Ryan                            9,673
       John C. Ryan                             18,000
       Michael D. Ryan                          14,107
       Richard A. Sapp                          87,526
       Joseph Sassoon                           54,154
       Muneer A. Satter                         30,608
       Jonathan S. Savitz                       10,430
       Peter Savitz                             27,961
       Howard B. Schiller                       33,028
       Antoine Schwartz                         18,069
       Eric S. Schwartz                         59,637
       Charles B. Seelig, Jr.                   57,959
       Steven M. Shafran                        25,236
       Richard S. Sharp                         67,714
       James M. Sheridan                        28,344
       Richard G. Sherlund                      39,541
       Michael S. Sherwood                      56,415
       Howard A. Silverstein                    46,000
       Dinakar Singh                            16,934
       Christian J. Siva-Jothy                  17,390
       Cody J Smith                             38,756
       Jonathan S. Sobel                        16,896
       Marc A. Spilker                          30,865
       Daniel W. Stanton                        44,000
       Esta E. Stecher                          39,033
       Cathrine S. Steck                        13,010
       Fredric E. Steck                         10,000
       Gene T. Sykes                            25,000
       Mark R. Tercek                           28,029
       Donald F. Textor                         35,706
       John R. Tormondsen                       26,319
       Leslie C. Tortora                        65,742
       John L. Townsend III                     55,384
       Byron D. Trott                           37,898
       Robert B. Tudor III                      17,303
       Thomas E. Tuft                           73,909
       Malcolm B. Turnbull*                     18,096
       John E. Urban                            17,172
       Lee G. Vance                             43,555
       David A. Viniar                          74,341
       Barry S. Volpert                         70,000

----------
*    Includes shares held by a corporation wholly owned by the Covered Person.

                                               NUMBER OF
          COVERED PERSON                        SHARES
       Thomas B. Walker III                     80,153
       George H. Walker IV                      15,886
       Patrick J. Ward                         102,590
       George W. Wellde, Jr.                    49,880
       Anthony G. Williams                      58,958
       Gary W. Williams                         50,000
       Kendrick R. Wilson III                   44,825
       Jon Winkelried                           59,023
       Steven J. Wisch                          10,000
       Richard E. Witten                        70,528
       Tracy R. Wolstencroft                    30,000
       Yasuyo Yamazaki                          20,000
       Danny O. Yee                             36,923
       Michael J. Zamkow                        41,194
       Yoel Zaoui                               20,749
       Gregory H. Zehner                        25,672
       Joseph R. Zimmel                         78,314
       Barry L. Zubrow                          64,255
       Mark A. Zurack                           30,871

       TRUSTS
       Anahue Trust                             10,500
       The Guapulo Trust                        37,501
       Mark Dehnert Living Trust                 3,499

       PARTNERSHIPS
       The Daniel G. Brennan Family
       Limited Partnership                       5,365
       Mijen Family Partnership                  9,570
       The Rizner Family Limited
       Partnership                               8,025

       CORPORATIONS
       Majix Limited                            32,739
       Melalula Limited                         64,775

                                                                         ANNEX D



ITEM 5(A). DESCRIPTION OF SHARES AS TO WHICH THERE IS A RIGHT TO ACQUIRE EXERCISABLE WITHIN 60 DAYS

An aggregate of 32,046 shares of Common Stock are deliverable to Covered Persons upon the exercise of stock options that vested and became exercisable on September 25, 2000. Upon delivery, these shares of Common Stock will be Covered Shares.

                                                                         ANNEX E



ITEM 5(C). DESCRIPTION OF ALL TRANSACTIONS IN THE COMMON STOCK EFFECTED BY THE COVERED PERSONS IN THE PAST 60 DAYS AND NOT PREVIOUSLY REPORTED ON SCHEDULE 13D



Commencing on September 25, 2000, the Covered Persons listed in Table I below sold an aggregate of 6,091,632 Covered Shares under the Rule 144 Program referred to in Item 4 above through October 31, 2000. Sales were made on or through the New York Stock Exchange for cash by each listed Covered Person on the days listed in Table II below (the "Trading Days") at the sales prices set forth in Table II. By reason of the operation of the Rule 144 Program, all listed Covered Persons were deemed to have received the same price for the shares sold on a particular Trading Day.

The following table sets forth the name of each Covered Person who participated in the Rule 144 Program, the number of shares sold by such Covered Person on each Trading Day* and the number of shares sold by such Covered Person in the aggregate for all Trading Days:

   Table I


                                              SHARES SOLD       TOTAL SHARES
                                              EACH TRADING       SOLD ON ALL
                   COVERED PERSON                  DAY          TRADING DAYS
       ---------------------------------------------------------------------
       Bradley I. Abelow                              446            12,042

       Paul M. Achleitner                           2,000            53,999

       Jonathan R. Aisbitt                          2,311            62,397

       Andrew M. Alper                              1,428            38,556

       Armen A. Avanessians                           714            19,278

       David Baum                                     461            12,447

       Ron E. Beller                                  974            26,298

       Lloyd C. Blankfein                           2,576            69,551

       Peter L. Briger, Jr.                         1,008            27,216

       Richard J. Bronks                              492            13,284

       Lawrence R. Buchalter                          780            21,060

       Michael J. Carr                                581            15,687

       Christopher J. Carrera                         487            13,149

       Mary Ann Casati                                343             9,261

       Zachariah Cobrinik                             798            21,546

       Abby Joseph Cohen                              286             7,722

       Gary D. Cohn                                 1,280            34,560

       Christopher A. Cole                          1,363            36,801

       Carlos A. Cordeiro                           1,521            41,066

       Henry Cornell                                1,531            41,337

       E. Gerald Corrigan                           1,714            46,278

       Jon S. Corzine                               5,252           141,804

       Claudio Costamagna                             592            15,984

       Frank L. Coulson, Jr.                        1,933            52,190

       Randolph L. Cowen                              864            23,328

----------
* The number of shares sold by a Covered Person on some Trading Days may have been one share lower than the number listed.

                                              SHARES SOLD       TOTAL SHARES
                                              EACH TRADING       SOLD ON ALL
                   COVERED PERSON                  DAY          TRADING DAYS
       ---------------------------------------------------------------------

       Philip M. Darivoff                             386            10,422

       Timothy D. Dattels                             924            24,948

       Gavyn Davies                                 2,754            74,357

       David A. Dechman                               484            13,068

       Joseph Della Rosa                            1,430            38,610

       Alexander C. Dibelius                          295             7,965

       John O. Downing                              1,000            27,000

       Connie K. Duckworth                          1,260            34,020

       Glenn P. Earle                                 900            24,300

       Paul S. Efron                                  497            13,419

       J. Michael Evans                             1,233            33,291

       W. Mark Evans                                2,000            53,999

       Pieter Maarten Feenstra                        513            13,851

       David B. Ford                                1,949            52,622

       Edward C. Forst                                408            11,016

       Christopher G. French                          503            13,581

       Richard A. Friedman                          2,778            75,005

       Joseph D. Gatto                                857            23,139

       Peter C. Gerhard                             1,509            40,743

       Nomi P. Ghez                                 1,170            31,590

       Joseph H. Gleberman                          1,824            49,248

       Jacob D. Goldfield                           1,612            43,523

       Amy O. Goodfriend                              526            14,202

       Andrew M. Gordon                               143             3,861

       Geoffrey T. Grant                              853            23,031

       Eric P. Grubman                              1,027            27,729

       Joseph D. Gutman                               777            20,979

       Robert S. Harrison                           1,009            27,243

       Thomas J. Healey                             1,527            41,229

       Sylvain M. Hefes                             2,034            54,918

       David B. Heller                                571            15,417

       David L. Henle                                 429            11,583

       Mary C. Henry                                  907            24,489

       M. Roch Hillenbrand                            429            11,583

       Jacquelyn M. Hoffman-Zehner                    710            19,170

       Fern Hurst                                     286             7,722

       Robert J. Hurst                              1,143            30,861

       Francis J. Ingrassia                         1,101            29,727

       Reuben Jeffery III                           1,833            49,491

       Stefan J. Jentzsch                             279             7,533

       Chansoo Joung                                  573            15,471

       Ann F. Kaplan                                1,705            46,034

       Scott B. Kapnick                             1,695            45,764

       Robert J. Katz                               1,286            34,722

       Douglas W. Kimmelman                           654            17,658

                                              SHARES SOLD       TOTAL SHARES
                                              EACH TRADING       SOLD ON ALL
                   COVERED PERSON                  DAY          TRADING DAYS
       ---------------------------------------------------------------------

       Bradford C. Koenig                           1,008            27,216

       Jonathan L. Kolatch                          1,074            28,998

       Peter S. Kraus                                 417            11,259

       David G. Lambert                               679            18,333

       Thomas D. Lasersohn                            492            13,284

       Lawrence H. Linden                           1,664            44,927

       Robert Litterman                             1,007            27,189

       Robert H. Litzenberger                         305             8,235

       Jonathan M. Lopatin                            935            25,245

       Michael R. Lynch                             2,184            58,968

       Peter G. C. Mallinson                        1,681            45,387

       Arthur S. Margulis, Jr.                        298             8,046

       Ronald G. Marks                                826            22,302

       Eff W. Martin                                2,014            54,378

       John P. McNulty                              2,742            74,033

       E. Scott Mead                                1,358            36,666

       Sanjeev K. Mehra                               554            14,958

       T. Willem Mesdag                             1,315            35,505

       Eric M. Mindich                              1,715            46,304

       Masanori Mochida                             2,329            62,882

       Karsten N. Moller                              934            25,218

       Thomas K. Montag                             1,143            30,861

       Robert B. Morris III                         1,810            48,869

       Michael P. Mortara                           2,966            80,082

       Sharmin Mossavar-Rahmani                     1,932            52,164

       Edward A. Mule                               1,452            39,204

       Thomas S. Murphy, Jr.                          354             9,558

       Philip D. Murphy                               571            15,417

       Avi M. Nash                                    314             8,478

       Daniel M. Neidich                            2,057            55,539

       Kipp M. Nelson                                 961            25,947

       Robin Neustein                               1,247            33,669

       Suzanne M. Nora Johnson                      1,780            48,060

       Michael E. Novogratz                           437            11,799

       Terence J. O'Neill                           1,643            44,361

       Timothy J. O'Neill                           1,951            52,677

       Donald C. Opatrny, Jr.                       1,788            48,276

       Robert J. O'Shea                             1,556            42,012

       Greg M. Ostroff                                356             9,612

       Terence M. O'Toole                           2,214            59,777

       Robert J. Pace                                 370             9,990

       Gregory K. Palm                              1,089            29,403

       Scott M. Pinkus                              1,582            42,714

       Timothy C. Plaut                             1,075            29,025

       Wiet H. M. Pot                               2,105            56,834

                                              SHARES SOLD       TOTAL SHARES
                                              EACH TRADING       SOLD ON ALL
                   COVERED PERSON                  DAY          TRADING DAYS
       ---------------------------------------------------------------------

       John J. Powers                               2,105            56,834

       Scott Prince                                   416            11,232

       Stephen D. Quinn                             1,740            46,979

       Michael G. Rantz                               959            25,893

       Girish V. Reddy                                466            12,582

       Arthur J. Reimers III                        1,178            31,806

       James P. Riley, Jr.                          1,756            47,412

       Simon M. Robertson                           1,371            37,017

       J. David Rogers                              1,904            51,407

       Emmanuel Roman                                 499            13,473

       Ralph Rosenberg                                373            10,071

       Stuart M. Rothenberg                           907            24,489

       Michael S. Rubinoff                            491            13,257

       Richard M. Ruzika                              472            12,744

       Jeri Lynn Ryan                                 276             7,452

       John C. Ryan                                   514            13,878

       Michael D. Ryan                                403            10,881

       Richard A. Sapp                              2,500            67,500

       Joseph Sassoon                               1,547            41,769

       Muneer A. Satter                               874            23,598

       Jonathan S. Savitz                             298             8,046

       Peter Savitz                                   799            21,573

       Howard B. Schiller                             944            25,488

       Antoine Schwartz                               516            13,932

       Eric S. Schwartz                             1,704            46,007

       Charles B. Seelig, Jr.                       1,656            44,711

       Steven M. Shafran                              721            19,467

       Richard S. Sharp                             1,934            52,218

       James M. Sheridan                              810            21,870

       Richard G. Sherlund                          1,130            30,510

       Michael S. Sherwood                          1,612            43,523

       Howard A. Silverstein                        1,314            35,478

       Dinakar Singh                                  484            13,068

       Christian J. Siva-Jothy                        497            13,419

       Cody J Smith                                 1,107            29,889

       Jonathan S. Sobel                              483            13,041

       Marc A. Spilker                                882            23,814

       Daniel W. Stanton                            1,257            33,939

       Esta E. Stecher                              1,115            30,105

       Cathrine S. Steck                              372            10,044

       Fredric E. Steck                               286             7,722

       Gene T. Sykes                                  714            19,278

       Mark R. Tercek                                 801            21,627

       Donald F. Textor                             1,020            27,540

       John R. Tormondsen                             752            20,304

                                              SHARES SOLD       TOTAL SHARES
                                              EACH TRADING       SOLD ON ALL
                   COVERED PERSON                  DAY          TRADING DAYS
       ---------------------------------------------------------------------

       Leslie C. Tortora                            1,878            50,706

       John L. Townsend III                         1,582            42,714

       Byron D. Trott                               1,083            29,241

       Robert B. Tudor III                            494            13,338

       Thomas E. Tuft                               2,111            56,997

       Malcolm B. Turnbull*                           517            13,959

       John E. Urban                                  491            13,257

       Lee G. Vance                                 1,244            33,588

       David A. Viniar                              2,124            57,347

       Barry S. Volpert                             2,000            54,000

       Thomas B. Walker III                         2,290            61,829

       George H. Walker IV                            454            12,258

       Patrick J. Ward                              2,931            79,137

       George W. Wellde, Jr.                        1,425            38,475

       Anthony G. Williams                          1,684            45,468

       Gary W. Williams                             1,428            38,556

       Kendrick R. Wilson III                       1,281            34,587

       Jon Winkelried                               1,686            45,522

       Steven J. Wisch                                286             7,722

       Richard E. Witten                            2,015            54,404

       Tracy R. Wolstencroft                          857            23,139

       Yasuyo Yamazaki                                571            15,417

       Danny O. Yee                                 1,055            28,485

       Michael J. Zamkow                            1,177            31,779

       Yoel Zaoui                                     593            16,011

       Gregory H. Zehner                              733            19,791

       Joseph R. Zimmel                             2,237            60,399

       Barry L. Zubrow                              1,836            49,572

       Mark A. Zurack                                 882            23,814

       TRUSTS

       Anahue Trust                                   300             8,100

       The Guapulo Trust                            1,071            28,917

       Mark Dehnert Living Trust                      100             2,700

       PARTNERSHIPS

       The Daniel G. Brennan Family
       Limited Partnership                            153             4,131

       Mijen Family Partnership                       273             7,371

       The Rizner Family Limited
       Partnership                                    229             6,183


       CORPORATIONS

       Majix Limited                                  935            25,245

       Melalula Limited                             1,850            49,950

----------
*    Includes shares held by a corporation wholly owned by the Covered Person.

   Table II


       TRADING DAY                     PRICE PER SHARE

       September 25, 2000                  $117.5957

       September 26, 2000                   112.4850

       September 27, 2000                   108.8514

       September 28, 2000                   111.5335

       September 29, 2000                   114.8677

       October 2, 2000                      114.8219

       October 3, 2000                      115.2372

       October 4, 2000                      109.8555

       October 5, 2000                      113.5343

       October 6, 2000                      108.3895

       October 9, 2000                      105.4208

       October 10, 2000                     101.7795

       October 11, 2000                      99.5013

       October 12, 2000                      96.8920

       October 13, 2000                      98.8632

       October 16, 2000                     102.4214

       October 17, 2000                      98.0026

       October 18, 2000                      96.5671

       October 19, 2000                     102.1251

       October 20, 2000                     104.1141

       October 23, 2000                     103.1436

       October 24, 2000                     103.1443

       October 25, 2000                      97.5391

       October 26, 2000                      93.5550

       October 27, 2000                      93.9929

       October 30, 2000                      95.8599

       October 31, 2000                      98.3052

SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: November 2, 2000
                                  By:           /s/ Gregory K. Palm
                                      ------------------------------------------
                                       Name: Gregory K. Palm
                                      Title:   Attorney-in-Fact

                                      EXHIBIT INDEX
   Exhibit                               Description

     A. Shareholders' Agreement, dated as of May 7, 1999 (incorporated by reference to Exhibit A to the Schedule 13D filed May 17, 1999 (File No. 005-56295) (the "Initial Schedule 13D")).

     B. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Trustees of the Estate of Bernice Pauahi Bishop and Kamehameha Activities Association (incorporated by reference to Exhibit B to the Initial Schedule 13D).

     C. Voting Agreement, dated as of April 30, 1999, by and among The Goldman Sachs Group, Inc., The Sumitomo Bank, Limited and Sumitomo Bank Capital Markets, Inc. (incorporated by reference to Exhibit C to the Initial Schedule 13D).

     D. Form of Agreement Relating to Noncompetition and Other Covenants (incorporated by reference to Exhibit 10.20 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     E. Form of Pledge Agreement (the "IPO Pledge Agreement") (incorporated by reference to Exhibit 10.21 to the registration statement on Form S-1 (File No. 333-74449) filed by The Goldman Sachs Group, Inc.).

     F. Form of Amendment No. 1 to the IPO Pledge Agreement (filed as Exhibit E), dated July 10, 2000 (incorporated by reference to Exhibit F to Amendment No. 4 to the Initial Schedule 13D, filed July 11, 2000 (File No. 005-56295)).

     G. Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit G to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     H. Supplemental Registration Rights Instrument, dated as of December 10, 1999 (incorporated by reference to Exhibit H to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     I. Form of Counterpart to Shareholders' Agreement for former profit participating limited partners of The Goldman Sachs Group, L.P. (incorporated by reference to Exhibit I to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     J. Form of Counterpart to Shareholders' Agreement for former retired limited partners of The Goldman Sachs Group, L.P. who are currently managing directors of The Goldman Sachs Group, Inc. (incorporated by reference to Exhibit J to Amendment No. 2 to the Initial Schedule 13D, filed June 21, 2000 (File No. 005-56295)).

     K. Form of Counterpart to Shareholders' Agreement for non-individual former owners of Hull and Associates, L.L.C. (incorporated by reference to Exhibit K to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     L. Form of Counterpart to Shareholders' Agreement for non-U.S. corporations (incorporated by reference to Exhibit L to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     M. Form of Counterpart to Shareholders' Agreement for non-U.S. trusts (incorporated by reference to Exhibit M to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     N. Form of Guarantee and Pledge Agreement for non-U.S. corporations (incorporated by reference to Exhibit N to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     O. Form of Pledge Agreement for shareholders of non-U.S. corporations (incorporated by reference to Exhibit O to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     P. Form of Pledge Agreement for shareholders of non-U.S. corporations (Jersey version) (incorporated by reference to Exhibit P to Amendment No. 3 to the Initial Schedule 13D, filed June 30, 2000 (File No. 005-56295)).

     Q. Form of Counterpart to Shareholders' Agreement for Transferee Covered Persons (incorporated by reference to Exhibit Q to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     R. Supplemental Registration Rights Instrument, dated as of June 19, 2000 (incorporated by reference to Exhibit R to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     S. Supplemental Registration Rights Instrument, dated as of July 31, 2000 (incorporated by reference to Exhibit S to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     T. Underwriting Agreement (U.S. Version), dated as of August 1, 2000 (incorporated by reference to Exhibit T to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     U. Underwriting Agreement (International Version), dated as of August 1, 2000 (incorporated by reference to Exhibit U to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     V. Underwriting Agreement (Asia/Pacific Version), dated as of August 1, 2000 (incorporated by reference to Exhibit V to Amendment No. 5 to the Initial Schedule 13D, filed August 2, 2000 (File No. 005-56295)).

     W. Form of Power of Attorney to be executed by Covered Persons participating in the Rule 144 Program (incorporated by reference to Exhibit W to Amendment No. 8 to the Initial Schedule 13D, filed September 25, 2000 (File No. 005-56295)).

     X. Power of Attorney (incorporated by reference to Exhibit I to Amendment No. 1 to the Initial Schedule 13D, filed December 17, 1999 (File No. 005-56295)).

     Y. Form of Amended and Restated Member Agreement, dated as of September 10, 2000, and amended and restated as of October 26, 2000, between GS Inc. and each SLK Covered Person.

     Z. Form of Pledge Agreement, dated as of October 31, 2000, between GS Inc. and each SLK Covered Person.